Exhibit 2.1

MEMBERSHIP INTEREST AND ASSET PURCHASE AGREEMENT

by and among

J.P. CARROLL & CO., LLC,

EAGLE CREEK RANCH, L.L.C.,

NR NUTRIENT RECOVERY, LLC

JOSEPH P. CARROLL, JR.,

MARTIN A. REDEKER

and

MONTAUK SWINE AG, LLC

TABLE OF CONTENTS

SECTION 1. ACQUISITION OF SECURITIES AND PURCHASED ASSETS		2
1.1	Purchase and Sale of Securities and Purchased Assets	2
1.2	No Assumed Liabilities	2
1.3	Purchase Price	2
1.4	Payment of Purchase Price at Closing	2
1.5	Purchase Price Adjustment	3
1.6	Resolution of Disputes; Access to Books and Records	4
1.7	Withholding	4
1.8	Allocation of Purchase Price	4
1.9	Purchase Price Holdback	5

SECTION 2. REPRESENTATIONS AND WARRANTIES REGARDING INTEREST SELLERS, CARROLL AND REDEKER		5
2.1	Organization and Authority	5
2.2	No Conflicts	5
2.3	Ownership of the Securities	6

SECTION 3. REPRESENTATIONS AND WARRANTIES REGARDING THE ASSET SELLER		6
3.1	Organization and Good Standing	6
3.2	No Conflicts	6
3.3	Investments and Subsidiaries	7
3.4	Real Property	7
3.5	Purchased Assets	7
3.6	Taxes	7
3.7	Litigation	9
3.8	Labor and Employment Matters	9
3.9	Intellectual Property	9
3.10	Contracts and Commitments	9
3.11	Employee Benefit Plans	10
3.12	Compliance with Laws; Regulatory Status	10
3.13	Environmental Compliance	10
3.14	Transactions with Affiliates	11
3.15	Insurance	11
3.16	Full Disclosure	11
3.17	Brokers	11
3.18	Return of Information	11
3.19	Anti-Corruption; Anti-Money Laundering	11

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		12
4.1	Organization and Good Standing	12
4.2	No Conflicts	12
4.3	Capitalization	12
4.4	Investments and Subsidiaries	13
4.5	Financial Statements	13
4.6	Real Property	13
4.7	Personal Property; Inventory	14
4.8	Taxes	14
4.9	Litigation	15
4.10	Labor and Employment Matters	16
4.11	Intellectual Property Rights; IT Systems; Privacy and Data Security	16

i

4.12	Contracts and Commitments	17
4.13	Absence of Changes	17
4.14	Employee Benefit Plans	18
4.15	Compliance with Laws; Regulatory Status	18
4.16	Environmental Compliance	19
4.17	Transactions with Affiliates	20
4.18	Insurance	20
4.19	Full Disclosure	20
4.20	Bank Accounts	20
4.21	Brokers	20
4.22	Return of Information	20
4.23	Anti-Corruption; Anti-Money Laundering	20

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER		21
5.1	Organization and Good Standing	21
5.2	Power and Authorization	21
5.3	No Conflicts	21
5.4	Investment Representations	22
5.5	Brokers	22

SECTION 6. CLOSING AND CLOSING DELIVERIES		22
6.1	Closing; Closing Deliveries	22

SECTION 7. CERTAIN POST-CLOSING MATTERS		24
7.1	Use of Names	24
7.2	Confidentiality	24
7.3	Additional Tax Covenants	25
7.4	Bank Accounts	27
7.5	Non-competition and Non-solicitation	27
7.6	Off-Site Equipment	27

SECTION 8. INDEMNIFICATION		28
8.1	Indemnity	28
8.2	Survival	30

SECTION 9. REGISTERED INTELLECTUAL PROPERTY REPURCHASE OPTION		30
9.1	Repurchase Option of Registered Intellectual Property	30
9.2	Split Termination	31
9.3	Buyer Right of First Refusal	31
9.4	Restricted Period	32

SECTION 10. DEFINITIONS		32
10.1	Defined Terms	32
10.2	Terms Defined Elsewhere	37

SECTION 11. MISCELLANEOUS		37
11.1	Construction	37
11.2	Further Assurances	37
11.3	Costs and Expenses	37
11.4	Notices	38
11.5	Assignment and Benefit	39

ii

11.6	Amendment, Modification and Waiver	39
11.7	Governing Law; Consent to Jurisdiction	39
11.8	Waiver of Jury Trial	40
11.9	Section Headings	40
11.10	Severability	40
11.11	Counterparts	40
11.12	Entire Agreement	40
11.13	Release	40

iii

MEMBERSHIP INTEREST AND ASSET PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST AND ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of May 10, 2021, is by and among J.P. Carroll & Co., LLC, a North Carolina limited liability company (“JP Seller”), Eagle Creek Ranch L.L.C., a Colorado limited liability company (“ECR Seller” and, together with JP Seller, “Interest Sellers”), NR3 Nutrient Recovery, LLC, a North Carolina limited liability company (“Asset Seller” and, together with Interest Sellers, “Sellers” and each individually, a “Seller”), Joseph P. Carroll, Jr. (“Carroll”) and Martin A. Redeker (“Redeker”), and Montauk Swine Ag, LLC, a Delaware limited liability company (“Buyer”).

BACKGROUND

WHEREAS, Interest Sellers collectively own one hundred percent (100%) of the membership interests (the “Securities”) of NR-3, LLC, a North Carolina limited liability company (the “Company”), which is in the business of developing and operating sites, facilities and projects to recover residual natural resources from waste streams of modern agriculture, including corn stover, swine waste, chicken litter, cow manure, old hay, row-crop residue, forage and other waste, and refine such waste products through proprietary and other processes in order to produce high quality renewable natural gas, nutrient-infused biocarbon byproducts and other energy byproducts (the “Business”);

WHEREAS, Buyer wishes to purchase from Interest Sellers, and Interest Sellers wish to sell to Buyer, the Securities, upon and subject to the terms and conditions set forth in this Agreement;

WHEREAS, Asset Seller owns certain assets set forth on Schedule 1.1 hereto related to the operation of the Business (collectively, the “Purchased Assets”);

WHEREAS, Buyer wishes to purchase from Asset Seller, and Asset Seller wishes to sell to Buyer, the Purchased Assets, upon and subject to the terms and conditions set forth in this Agreement;

WHEREAS, Carroll and Redeker, directly or indirectly own and/or control JP Seller and ECR Seller, respectively, and will substantially and directly benefit from the transactions contemplated hereby;

WHEREAS, Redeker is the owner of all of the equity interests in Asset Seller and will substantially and directly benefit from Buyer’s purchase of the Purchased Assets; and

WHEREAS, the Closing is expressly conditioned on (a) the simultaneous consummation and closing of the transactions contemplated by that certain Purchase and Sale Agreement dated as of the date hereof, by and among Buyer and Greensboro EcoSystems, LLC, a North Carolina limited liability company (“GES”) (the “Magnolia PSA” and such transaction, the “Magnolia Transaction”), pursuant to which Buyer will, among other things, purchase that certain ~9.35 acre parcel of real property and improvements located at 1362 Blind Ridge Road, Magnolia, Duplin County, North Carolina 28453 (the “Magnolia Property”); and (b) the consummation, immediately prior to the Closing, of the transaction contemplated by that certain Purchase and Sale Agreement dated as of the date hereof by and between VHC, Inc., a Wisconsin corporation (“VHC”) (the “VHC PSA” and such transaction, the “VHC Transaction”), and the Company, pursuant to which the Company will purchase equipment and other assets located at the Magnolia Property and owned by VHC (the “VHC Assets”).

NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, Sellers and Buyer, intending to be legally bound, hereby agree as follows:

SECTION 1. ACQUISITION OF SECURITIES AND PURCHASED ASSETS

1.1 Purchase and Sale of Securities and Purchased Assets. Subject to the terms and conditions of this Agreement, Interest Sellers hereby sell, assign, transfer and deliver to Buyer, free and clear of all Liens, and Buyer hereby purchases from Interest Sellers, all of each Interest Seller’s right, title and interest in and to all of the Securities owned by such Seller. Subject to the terms and conditions of this Agreement, Asset Seller hereby sells, assigns, transfers and delivers to Buyer, free and clear of all Liens, and Buyer hereby purchases from Asset Seller, all of Asset Seller’s right, title and interest in and to the Purchased Assets, in each case free and clear of all Liens of any kind whatsoever except Permitted Liens.

1.2 No Assumed Liabilities. Buyer shall not have any obligation for, or with respect to, any Liabilities of Asset Seller of any nature whatsoever (whether asserted or unasserted, absolute or contingent, liquidated or unliquidated, accrued or unaccrued, whether due or to become due, and whether incurred prior to, on or after the Closing Date), including those arising from or relating to: (i) Asset Seller’s operations on or prior to the Closing Date, including any Liability arising from the actual or alleged breach of any applicable Law (including any Liability arising under Environmental Law), (ii) any Indebtedness of Asset Seller that is not fully reflected or reserved for on the Closing Statement, (iii) the breach of any contract by Asset Seller occurring on or prior to the Closing Date, (iv) any litigation or proceeding pending against Asset Seller, (v) any services provided (or the alleged failure to provide such services) by Asset Seller on or prior to the Closing Date, (vi) any violation of fraudulent transfer or bulk sales laws by Asset Seller or Liabilities relating to or arising from any “de facto merger” or “successor in interest” theories of Liability, and (vii) the Taxes of Asset Seller (including any liability for either failing to file any Tax Return or for unpaid Taxes of Asset Seller, including based upon a Taxing Authority’s re-characterization of a reported transaction), any Taxes related to the operation of Asset Seller’s business prior to the Closing, any Taxes related to, or imposed upon, the Purchased Assets, or their ownership, prior to the Closing, any obligations of Asset Seller to indemnify or otherwise assume or succeed to the Tax liability of any other Person by reason of contract, assumption, transferee liability, operation of applicable Law, Section 1.1502-6 of the Treasury Regulations (or any predecessor or successor thereof, or any analogous or similar provision under applicable Law) or otherwise, and any and all Transfer Taxes (collectively, the “Excluded Liabilities”).

1.3 Purchase Price. The aggregate consideration to be paid by Buyer to Sellers for the purchase of the Securities and the Purchased Assets shall be an amount equal to $2,946,544.00 (the “Base Purchase Price”) minus the Closing Indebtedness Amount minus the Closing Selling Expenses Amount (other than the Sellers’ legal fees and expenses, Liability for which will be retained by Interest Sellers and paid by them directly, subject to the reimbursement obligation described in Section 11.3) (as adjusted in accordance with the terms of this Agreement, including pursuant to Section 1.4, the “Purchase Price”).

1.4 Payment of Purchase Price at Closing. The Closing Statement includes (i) Sellers’ good faith estimate of the Closing Indebtedness Amount (which will be consistent with the Payoff Letters) (the “Estimated Closing Indebtedness Amount”), and (ii) Sellers’ good faith estimate of the Closing Selling Expenses Amount (the “Estimated Selling Expenses Amount”), and (iii) Sellers’ calculation of the Purchase Price based on the foregoing estimates (the “Estimated Purchase Price”). Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall:

(a) on behalf of the Company and Asset Seller, pay or cause to be paid the Indebtedness of the Company and Asset Seller set forth on Schedule 1.4(a) (the “Payoff Indebtedness”) in accordance with the Payoff Letters;

(b) on behalf of Sellers and the Company, pay or cause to be paid the Selling Expenses in accordance with the Closing Statement;

(c) hold back and retain an amount equal to $250,000.00 for the purpose of securing Buyer’s receipt of satisfactory evidence of the termination and release of certain Liens on the VHC Assets (the “Holdback Amount”), to be released to Sellers in accordance with Section 1.9; and

(d) pay or cause to be paid an amount equal to the Estimated Purchase Price minus the Holdback Amount to Sellers by means of wire transfers of immediately available funds in accordance with the Closing Statement.

1.5 Purchase Price Adjustment. Within ninety (90) calendar days after the Closing Date, Buyer shall cause to be prepared and delivered to Sellers a statement (the “Adjustment Statement”) setting forth Buyer’s calculation of (i) the Closing Indebtedness Amount, (ii) the Closing Selling Expenses Amount, and, (iii) based on Buyer’s calculation of the Closing Indebtedness Amount and Closing Selling Expenses Amount as set forth in the Adjustment Statement, the Purchase Price (the “Final Purchase Price”). The date on which the Adjustment Statement is delivered to Sellers is referred to herein as the “Delivery Date”. All of the items comprising the Adjustment Statement shall be prepared in accordance with GAAP.

(b) Sellers shall have thirty (30) calendar days following the Delivery Date (the “Post-Closing Adjustment Review Period”) to review the Adjustment Statement. If any Seller has any objections to the Adjustment Statement, such Seller(s) shall deliver to Buyer a statement setting forth all such objections thereto (a “Post-Closing Adjustment Dispute Notice“), which shall identify in reasonable detail those items and amounts to which such Seller(s) objects (the “Post-Closing Adjustment Disputed Items”). If a Post-Closing Adjustment Dispute Notice is not delivered to Buyer during the Post-Closing Adjustment Review Period, the calculation of the Final Purchase Price set forth in the Adjustment Statement shall be deemed accepted and agreed to by Sellers and shall be final and binding for purposes of this Agreement and shall be non-appealable by the parties hereto absent manifest error.

(c) If any of Sellers deliver a Post-Closing Adjustment Dispute Notice to Buyer, then Buyer and such Seller(s) shall attempt to resolve the Post-Closing Adjustment Disputed Items within thirty (30) calendar days after delivery of the Post-Closing Adjustment Dispute Notice. If Buyer and such Seller(s) so resolve any Post-Closing Adjustment Disputed Items, then the calculation set forth in the Adjustment Statement, as adjusted for any Post-Closing Adjustment Disputed Items that are so resolved by Buyer and Sellers, shall be final and binding as the Final Purchase Price for purposes of this Agreement and shall be non-appealable by the parties hereto absent manifest error. If Buyer and such Seller(s) are unable to resolve any Post-Closing Adjustment Disputed Items within such thirty (30) day period, Buyer and such Seller(s) shall mutually engage and submit such Post-Closing Adjustment Disputed Item(s) to a mutually agreeable firm of independent public accountants (the “Accounting Firm”) for resolution pursuant to the terms of Section 1.6. The calculation set forth in the Adjustment Statement, after giving effect to any adjustment by Buyer and such Seller(s) and to the resolution of any remaining Post-Closing Adjustment Disputed Items by the Accounting Firm, shall be final and binding as the Final Purchase Price for purposes of this Agreement.

(d) If the Final Purchase Price exceeds the Estimated Purchase Price (such excess, the “Positive Adjustment Amount”), then promptly (but in any event within five (5) Business Days after the final determination of the Final Purchase Price), Buyer shall either pay the Positive Adjustment Amount to the applicable Seller(s) by wire transfer of immediately available funds and in accordance with the instructions provided by such Seller(s) no later than two (2) Business Days after the final determination of the Final Purchase Price or, if the Holdback Amount has not been released in accordance with Section 1.9 retain the Positive Adjustment Amount to be released in accordance with Section 1.9.

(e) If the Estimated Purchase Price exceeds the Final Purchase Price (such excess, the “Negative Adjustment Amount”), then promptly (but in any event within five (5) Business Days after the final determination of the Final Purchase Price), the applicable Seller(s) shall, jointly and severally if more than one, pay the Negative Adjustment Amount to Buyer, by wire transfer of immediately available funds and in accordance with the instructions provided by Buyer no later than two (2) Business Days after the final determination of the Final Purchase Price. Buyer may, in its sole discretion, elect to permit Sellers to satisfy the Negative Adjustment Amount by applying a portion of the Holdback Amount. In no event shall Buyer be required to recoup the Negative Adjustment Amount through a claim for indemnification pursuant to this Agreement.

1.6 Resolution of Disputes; Access to Books and Records. In the event that any Post-Closing Adjustment Disputed Items are submitted to the Accounting Firm pursuant to Section 1.5, Buyer and Sellers shall each use commercially reasonable efforts to cause the Accounting Firm to resolve such Post-Closing Adjustment Disputed Items as soon as practicable, but in any event within thirty (30) calendar days after engagement by Buyer and Sellers, and to set forth in a written statement its final determination of the Final Purchase Price based upon its resolution of such Post-Closing Adjustment Disputed Items and the items and amounts with respect to the Adjustment Statement that were not Post-Closing Adjustment Disputed Items. The determination of the Accounting Firm with respect to any Post-Closing Adjustment Disputed Item shall be no greater than the higher amount calculated by Buyer or Sellers, as the case may be, and no less than the lower amount calculated by Buyer or Sellers, as the case may be. The fees, costs, and expenses of the Accounting Firm in connection with any such determination shall be apportioned between Sellers, on the one hand, and Buyer, on the other hand, by the Accounting Firm based upon the inverse proportion of the disputed amounts resolved in favor of such party (i.e., so that the prevailing party bears a lesser amount of such fees, costs, and expenses). Otherwise, Sellers and Buyer shall each pay their costs in connection with Section 1.5, including the fees and expenses of their respective attorneys and accountants, if any. Buyer shall make available to each Seller (and each Seller’s representatives) and, if applicable, the Accounting Firm, such employees of the Company and Books and Records as each Seller may reasonably request in order to review (i) the Adjustment Statement and the calculation of the proposed Final Purchase Price set forth therein, or (ii) any Post-Closing Adjustment Disputed Items submitted to the Accounting Firm; provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

1.7 Withholding. Buyer and each of its Affiliates (as applicable) shall be entitled to deduct and withhold from amounts payable under this Agreement such amounts as may be required to be deducted and withheld under the Code and any other applicable Tax Laws. Any such withheld amount shall be treated as though it had been paid to the Person in respect of which such withholding was required.

1.8 Allocation of Purchase Price. The payment by Buyer of the Purchase Price in accordance with the Closing Statement shall constitute payment by Buyer to each Seller and satisfaction of Buyer’s obligation to pay such amount hereunder. The Purchase Price, including any adjustment thereto, shall be allocated among Sellers in accordance with Schedule 1.8. Nothing in this Section 1.8 or in Schedule 1.8 is intended or shall be construed to confer on any Seller rights against Buyer related to the portion of the Purchase Price allocated to such Seller after payment of the same in accordance with the Closing Statement. Within ninety (90) days after the Closing Date, Buyer shall provide to Sellers, and shall reasonably consult with Sellers in connection with the preparation of, a statement or statements (the “Allocation Statements”) allocating the Purchase Price and any other items that are treated as additional Purchase Price for Tax purposes among the different assets of the Company and the Purchased Assets, as applicable, in accordance with Section 1060 of the Code. Buyer and Sellers shall file all Tax Returns in a manner consistent with the allocation set forth in the Allocation Statement as delivered by Buyer.

1.9 Purchase Price Holdback. Upon Buyer’s receipt of evidence, reasonably satisfactory to Buyer, of the termination and release of all Liens on the VHC Assets , including, without limitation, UCC-3 Termination Statements evidencing a release of any Liens on the VHC Assets, Buyer shall release to Sellers, by wire transfers of immediately available funds pursuant to joint written instructions delivered by Sellers to Buyer, an amount, if any, equal to (i) Holdback Amount minus (ii) any prior recovery from the Holdback Amount by Buyer with respect to any claims for indemnification under Section 8.1 hereof with respect to the VHC Assets minus (iii) any amounts in dispute pursuant to any pending claims for indemnification under Section 8.1 hereof with respect to the VHC Assets (and any such amount so withheld shall be retained by Buyer until such claim is finally resolved in accordance with this Agreement and thereafter either be released to Sellers or applied for the benefit of Buyer to Losses incurred by Buyer with respect to such claim, or some combination thereof, in accordance with the resolution of such claim).

SECTION 2. REPRESENTATIONS AND WARRANTIES REGARDING INTEREST SELLERS,

CARROLL AND REDEKER

JP Seller and Carroll, only as to JP Seller and Carroll and ECR Seller and Redeker, only as to ECR Seller and Redeker, represent and warrant to Buyer that, as of the Closing Date:

2.1 Organization and Authority.

2.1.1 JP Seller is duly formed, validly existing and in good standing under the laws of the State of North Carolina. ECR Seller is dully formed, validly existing and in good standing under the laws of the State of Colorado.

2.1.2 Interest Sellers, Carroll and Redeker have all requisite power and authority to enter into and perform their respective obligations under this Agreement and under the other documents required to be delivered by them prior to or at the Closing. This Agreement has been duly and validly executed and delivered by Interest Seller, Carroll and Redeker and constitutes the legal, valid and binding obligation of each of them enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws related to the enforceability of creditors’ rights generally and general equitable principles. When executed and delivered as contemplated herein, each of the other agreements and documents required to be delivered by any of Interest Sellers, Carroll or Redeker prior to or at the Closing shall constitute the legal, valid and binding obligation of such party, enforceable against it/him in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws related to the enforceability of creditors’ rights generally and general equitable principles.

2.2 No Conflicts.

(a) The execution, delivery and performance by each Interest Seller, Carroll and Redeker of this Agreement and the other agreements and documents required to be delivered by it/him prior to or at the Closing do not and will not (with or without the passage of time, the giving of notice, or both):

(i) Violate or conflict with the articles of organization, operating agreement or other organization documents of any Interest Seller, or any Law binding upon any Interest Seller, Carroll or Redeker;

(ii) violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under any agreement or other obligation to which any Interest Seller, Carroll or Redeker is a party or by which any of them or or any of their assets, is bound, or give to others any rights (including rights of termination, foreclosure, cancellation or acceleration), in or with respect to any them or any of the Securities or Purchased Assets; or

(iii) result in, require or permit the creation or imposition of any Lien upon or with respect to the Securities or the Purchased Assets.

(b) Except as set forth on Schedule 2.2(b), no permit, authorization, consent or approval of, or filing with or notification to, any Governmental Entity or any other Person is required in connection with the execution and delivery of this Agreement by any Interest Seller, Carroll or Redeker or the consummation of the transactions contemplated herein. There are no judicial, administrative or other governmental or private actions, proceedings or investigations pending or, to Carroll’s or Redeker’s Knowledge, threatened that question any of the transactions contemplated by, or the validity of, this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, would reasonably be expected to have an adverse effect upon the ability of any Interest Seller, Carroll or Redeker to enter into or perform such it/his obligations under this Agreement or any other agreements or instruments contemplated herein. None of Interest Seller, Carroll or Redeker has received any request from any Governmental Entity or instrumentality for information with respect to the transactions contemplated hereby.

2.3 Ownership of the Securities. Interest Sellers collectively own all of the Securities beneficially and of record, free and clear of any Lien, and the Securities constitute one hundred percent (100%) of the equity interests in the Company. Except as set forth on Schedule 2.3, there are no operating or other agreements affecting the right of Interest Sellers to convey the Securities to Buyer or any other right of Interest Sellers with respect to the Securities and Interest Sellers have the absolute right, authority, power and capacity to sell, assign and transfer the Securities owned by them to Buyer free and clear of any Lien.

SECTION 3. REPRESENTATIONS AND WARRANTIES REGARDING THE ASSET SELLER

Redeker and Asset Seller, jointly and severally, represent and warrant to Buyer that, as of the Closing Date:

3.1 Organization and Good Standing. Asset Seller is duly organized, validly existing and in good standing under the laws of North Carolina, and has all power and authority to conduct its business as presently conducted and to own and lease the properties and assets used in connection therewith and to perform all of its obligations under each agreement and instrument by which it is bound. Asset Seller has all requisite power and authority to enter into and perform the its obligations under this Agreement and under the other documents required to be delivered by Asset Seller prior to or at the Closing. Asset Seller is qualified to do business and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, which each such jurisdiction is set forth on Schedule 3.1 hereto.

3.2 No Conflicts. The execution, delivery and performance by Asset Seller of this Agreement and the other agreements and documents required to be delivered by Asset Seller prior to or at the Closing do not and will not (with or without the passage of time or the giving of notice, or both):

(a) violate or conflict with the articles of organization or operating agreement or other organizational documents of Asset Seller, or any Law binding upon it;

(b) violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under any agreement or other obligation to which Asset Seller is a party or by which it or any of its assets are bound, or give to others any rights (including rights of termination, foreclosure, cancellation or acceleration), in or with respect to any assets of Asset Seller; or

(c) result in, require or permit the creation or imposition of any Lien upon or with respect to the assets of Asset Seller.

3.3 Investments and Subsidiaries. Asset Seller does not, directly or indirectly, own, control or have any investment or other ownership interest in any Person. Asset Seller has not agreed, contingently or otherwise, to share any profits, revenues, losses, costs or liabilities with, or to guaranty the obligations of, any other Person.

3.4 Real Property. Asset Seller has never owned any real property and is not a party to any lease of real property.

3.5 Purchased Assets.

(a) Asset Seller has good and valid title to the Purchased Assets, free and clear of all Liens. Except as set forth on Schedule 3.5(a), all of the Purchased Assets are located at the Magnolia Site.

(b) The Purchased Assets are used pursuant to valid, subsisting and enforceable agreements binding upon Asset Seller in accordance with their terms.

(c) The Purchased Assets constitute all of the tangible personal property necessary to conduct the business of Asset Seller as currently conducted. The Personal Property is in good operating condition and repair, subject to normal wear and tear, and is adequate for the uses to which it is being put. None of the Purchased Assets is in need of replacement or repair, except for ordinary and routine maintenance.

3.6 Taxes.

(a) All Tax Returns required to be filed (taking into consideration extensions of time to file) by or with respect to the Asset Seller have been timely and properly filed, and all such Tax Returns are true, correct and complete in all material respects, were prepared in compliance with all applicable Laws, and accurately reflect the Taxes of the Asset Seller for the periods covered thereby. As of the time of filing, all such Tax Returns correctly reflected the facts regarding income, business, assets, operations or other matters of the Asset Seller or any other information required to be shown thereon. The Asset Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, consultant, independent contractor, shareholder or other third party. Except as set forth on Schedule 3.6(a), there are no extensions of time within which to file any Asset Seller Tax Return.

(b) All Taxes due (regardless if shown to be due on any Tax Return referred to in Section 3.6(a)) by the Asset Seller (or that could give rise to a Lien on the Purchased Assets) have been fully and timely paid. There are no levies, Liens, or other encumbrances relating to Taxes existing, threatened, or pending with respect to any asset of Asset Seller, other than for Taxes not yet due and payable.

(c) No issues have been raised (or are currently pending) by the Internal Revenue Service (“IRS”) or any other Taxing Authority in connection with any of the Tax Returns referred to in Section 3.6(a) and no waivers or extensions of statutes of limitations have been given or requested with respect to any such Tax Returns or with respect to any Taxes. No claim has been made by any Taxing Authority in a jurisdiction where an the Asset Seller does not file Tax Returns that Asset Seller was, is, or may be subject to taxation by, or required to file a Tax Return in, that jurisdiction. There is no Tax deficiency or delinquency asserted or threatened against Asset Seller and no audit or other Tax proceeding is pending or threatened by any Taxing Authority against Asset Seller. There are no administrative procedures or Tax litigation against Asset Seller. No adjustment relating to any Tax Return of the Asset Seller has been proposed by any Taxing Authority. Neither Asset Seller nor Redeker has received, in each case with respect to Asset Seller, any: (i) notice indicating an intent to open an audit or other Tax proceeding; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against Asset Seller and neither Asset Seller nor Redeker has granted any waiver or extension to any Taxing Authority of the limitations period during which any Tax liability may be assessed or collected. With respect to the Asset Seller, no written powers of attorney with respect to Taxes have been filed or entered into with any Taxing Authority.

(d) No Tax Returns of Asset Seller have been examined, or, to the Knowledge of Redeker, are currently under examination by the IRS or by other Taxing Authorities, or with respect to which the applicable statute of limitations (including all extensions and tolling periods) has not yet run. All deficiencies asserted or assessments made as a result of such examinations have been fully paid, and there are no other unpaid deficiencies asserted or assessments made by any Taxing Authority against Asset Seller.

(e) Asset Seller is not, and has never been, a party to Tax sharing or Tax indemnity agreements or similar arrangements (“Tax Agreements”) pursuant to which Asset Seller would have any obligation to make payments after the Closing Date.

(f) Asset Seller is not, and has never been, a member of any affiliated group of corporations within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the “Code”) or of any group that has filed a combined, consolidated or unitary Tax Return. Asset Seller has no Liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract or otherwise.

(g) Asset Seller has not participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(h) Asset Seller is not, and has never been, a “United States real property holding corporation” within the meaning of Section 897 of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i) Asset Seller has not commenced activities in any jurisdiction that will result in an initial filing of any Tax Return with respect to Taxes imposed by a Taxing Authority that it had not previously been required to file in the immediately preceding taxable year.

(j) At all times since its formation, Asset Seller has been treated as a partnership for U.S. federal tax purposes and for state, local and foreign tax purposes. At all times since its formation, Asset Seller has not held ownership interests in any subsidiary, partnership, joint venture, limited liability company or other entity, other than an entity which was treated at all times as a disregarded entity of the Company for U.S. federal tax purposes and for state, local and foreign tax purposes.

(k) (i) Asset Seller is not, and has never been, engaged in a business in any foreign country, (ii) Asset Seller does not have, and has never had, a permanent establishment in any foreign country, (iii) Asset Seller does not have an office or fixed place of business in any foreign jurisdiction, and (iv) Asset Seller is not subject to Tax in any foreign jurisdiction.

3.7 Litigation. Except as set forth on Schedule 3.7, (a) there is no action, suit, arbitration or proceeding pending or threatened against, nor is there any investigation involving, (i) Asset Seller or (ii) its business or the Purchased Assets, (iii) its managers, or (iv) its members in their capacities as such, before any court or Governmental Entity, or before an arbitrator of any kind (“Proceeding”), (b) there are no facts or circumstances currently in existence that could give rise to or be the basis of any Proceeding by or against Asset Seller, (c) no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or actions pursuant to any other debtor relief laws or actions by any Governmental Entity having jurisdiction over Asset Seller are pending or threatened against Asset Seller, (d) there is not any unsatisfied judgment against Asset Seller in respect of its business or any of its assets, nor any judgment to which Asset Seller, or any of the Purchase Assets, is subject, and (e) Asset Seller is not in default with respect to any Order.

3.8 Labor and Employment Matters.

(a) Asset Seller has no employees.

(b) Asset Seller has never misclassified any Person as an independent contractor.

(c) Asset Seller is not a party to any independent contractor agreements.

(d) Asset Seller is, and has been, in compliance with all applicable Laws respecting labor and employment, including, without limitation, fair employment practices, workers’ compensation, occupational safety and health, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Law, wage and hour, collective bargaining, civil rights, discrimination, equal employment opportunity, disability rights or benefits, classification and payment of employees under the Fair Labor Standards Act and similar state Laws, the classification of independent contractors as non-employees, immigration (including Form I-9 and E-Verify), the withholding and payment of Taxes, and unemployment insurance.

(e) Asset Seller has not received notice of (i) any charge or complaint against Asset Seller currently pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, or (ii) any complaint or lawsuit against Asset Seller or any of its managers alleging employment discrimination, violations of employment Laws or violations of occupational safety and health requirements.

3.9 Intellectual Property. Asset Seller has no Intellectual Property registered by or on behalf of Asset Seller with the United States Patent and Trademark Office, the United States Copyright Office, or any foreign equivalent. Asset Seller (a) is not infringing upon, violating or misappropriating, or has infringed upon, violated or misappropriated, the Intellectual Property rights of any third party, and (b) has not engaged in, directly or indirectly, unfair trade practices. Asset Seller has not received any written notice (x) alleging any infringement, misappropriation, or violation of any third-party Intellectual Property right (including any claim that either Asset Seller must license or refrain from using any Intellectual Property rights of any third party) or (y) alleging unfair trade practices.

3.10 Contracts and Commitments. Schedule 3.10 sets forth a true and complete list of all of the contracts, arrangements or commitments (whether written or oral) to which Asset Seller is a party or by which Asset Seller is bound as of the date of this Agreement. Each of the contracts set forth in Schedule 3.10 is the legal, valid and binding obligation of Asset Seller and, to Redeker’s Knowledge, each other party thereto, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and by general equitable principles. Each such agreement is in full force and effect, and Asset Seller is not and, to Redeker’s Knowledge, no other party to any such agreement is, in breach or default under any such agreement. Asset Seller has not provided or received any notice, written or otherwise, of any intention to terminate such agreement or any claim for indemnification pursuant to the terms of any such agreement. No event or circumstance has occurred that, with notice or lapse of time or both, would (i) constitute an event of default under any such agreement, (ii) result in a termination thereof or (iii) cause or permit the acceleration of any material obligation, or the loss of any material benefit, of Asset Seller thereunder. Complete and correct copies of each such agreement (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

3.11 Employee Benefit Plans. Asset Seller has no Liability with respect to any “employee benefit plan” or agreement as defined in Section 3 of ERISA or any other employee plan or agreement sponsored or maintained by Asset Seller or by any other entity required to be aggregated with Asset Seller under Section 414(b), (c), (m), or (o) of the Code, including any bonus or other incentive compensation plans, equity or equity-based compensation plans, pension or deferred compensation arrangements, severance plans, medical insurance, and life insurance plans or programs.

3.12 Compliance with Laws; Regulatory Status.

(a) Asset Seller is, and has been at all times, in compliance with all, and has not received any notice of any violation or delinquency with respect to any, applicable Laws and Orders.

(b) Asset Seller has all federal, foreign, state, local and other governmental consents, licenses, permits, registrations, franchises and approvals (collectively “Authorizations”) that are necessary for Asset Seller to conduct business as presently conducted. Asset Seller is in compliance with all applicable Authorizations, all of which are in full force and effect. There is no suspension, cancellation or investigation of any such Authorization pending or, to Redeker’s Knowledge, threatened.

3.13 Environmental Compliance. Except as set forth in Schedule 3.13:

(a) Asset Seller is operating, and has at all times, operated its business, in compliance with all Environmental Laws.

(b) Asset Seller has not received any request for information, written notice, Order, Environmental Claim or demand from any Person alleging a violation of or liability under any Environmental Law, liability with respect to any Environmental Release of Hazardous Materials, or liability with respect to exposure to Hazardous Materials.

(c) There are no Environmental Claims pending or, to Redeker’s Knowledge, threatened (i) against Asset Seller or its business, (ii) against any Person whose liability for any Environmental Claim Asset Seller has or may have retained or assumed either contractually or by operation of Law, or (iii) against any operations currently or, to Redeker’s Knowledge, formerly owned, leased, operated or managed, in whole or in part, by Asset Seller or used in the conduct of its business.

(d) There are no circumstances that could reasonably form the basis for the assertion of any presently unasserted Environmental Claims, other than any such matter that has been resolved.

(e) Asset Seller has not stored, treated, recycled or disposed or arranged for storage, treatment, recycling or disposal of Hazardous Materials at any site listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, listed on the CERCLA Information System, included on any similar list maintained by any Governmental Entity, or subject to current or contemplated environmental investigation or remediation activities by any Person. Neither Asset Seller nor any real property formerly owned, leased or operated by Asset Seller are listed on, or has been proposed for listing on, the National Priorities List promulgated pursuant to CERCLA, listed on the CERCLA Information System, included on any similar list maintained by any Governmental Entity, or subject to current or contemplated environmental investigation or remediation activities by any Person.

(f) Asset Seller has made available to Buyer all material documentation in Asset Seller’s possession or control (or Asset Seller’s agents’ or environmental consultants’ control) regarding Hazardous Materials or concerning compliance with Environmental Laws, including without limitation all Authorizations, reports, correspondence, notices, data, or information regarding environmental matters, environmental audits, studies, inspections, investigations and assessments (including without limitation, Phase I and Phase II environmental site assessments, if any).

3.14 Transactions with Affiliates. Asset Seller is not a party to any contract, arrangement or commitment (whether written or oral) between Asset Seller and an Affiliate of Asset Seller.

3.15 Insurance. Schedule 3.15 sets forth a true, correct and complete list of all current insurance policies of Asset Seller (the “Insurance Policies”), which Insurance Policies are in full force and effect, are valid and enforceable in accordance with their terms, and, taken together, provide adequate and sufficient insurance coverage for the assets, properties, products, business, personnel and operations of Asset Seller. Asset Seller is not in default with respect to any provision contained in any such Insurance Policy, nor has Asset Seller failed to give any notice or present any claim under any such Insurance Policy in due and timely fashion.

3.16 Full Disclosure. No representation or warranty, no statement contained in any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement, and no statement contained in any other certificate or document, furnished to Buyer by Asset Seller or Redeker prior to the Closing Date contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

3.17 Brokers. No Person acting on behalf of Asset Seller or Redeker is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

3.18 Return of Information. Each other party that has received any confidential information relating to Asset Seller or Redeker in connection with the proposed sale of the Purchased Assets has either returned all of such information or certified the destruction of such information in compliance with the provisions of written confidentiality agreements between the Asset Seller (and/or Redeker) and such third parties.

3.19 Anti-Corruption; Anti-Money Laundering.

(a) Neither Asset Seller, nor Redeker has (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(b) The operations of Asset Seller have been conducted at all times in compliance with the requirements of applicable anti-money laundering Laws, including, but not limited to, the Bank Secrecy Act of 1970, as amended by the USA PATRIOT ACT of 2001, and the rules and regulations promulgated thereunder, and the anti-money laundering Laws of the various jurisdictions in which Asset Seller conducts business, and no Proceeding with respect to any such anti-money laundering Laws is pending or, to Redeker’s Knowledge, threatened.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Interest Sellers, Carroll and Redeker, jointly and severally, represent and warrant to Buyer that, as of the Closing Date:

4.1 Organization and Good Standing. The Company is duly organized, validly existing and in good standing under the laws of North Carolina, and has all power and authority to conduct its business as presently conducted and to own and lease the properties and assets used in connection therewith and to perform all of its obligations under each agreement and instrument by which it is bound. The Company has all requisite power and authority to enter into and perform the its obligations under this Agreement and under the other documents required to be delivered by the Company prior to or at the Closing. The Company is qualified to do business and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, which each such jurisdiction is set forth on Schedule 4.1 hereto.

4.2 No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other agreements and documents required to be delivered by the Company prior to or at the Closing do not and will not (with or without the passage of time or the giving of notice, or both):

(a) violate or conflict with the articles of organization or operating agreement or other organizational documents of the Company, or any Law binding upon it;

(b) violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under any agreement or other obligation to which the Company is a party or by which it or any of its assets are bound, or give to others any rights (including rights of termination, foreclosure, cancellation or acceleration), in or with respect to any assets of the Company; or

(c) result in, require or permit the creation or imposition of any Lien upon or with respect to the assets of the Company.

4.3 Capitalization. All of the Securities are owned collectively by Interest Sellers and are validly issued, fully paid and nonassessable. The Securities represent all of the membership interests of the Company. All of the Securities have been duly and validly authorized and issued and are free and clear of any Lien. The delivery to the Buyer of the Assignments of Membership Interests in accordance with this Agreement and the payment of the consideration therefor in accordance with Section 1.4 will transfer to Buyer record and beneficial ownership of the Securities free and clear of any third party rights of any kind. There are no offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise) relating to the issuance, conversion, registration, voting, sale or transfer of any equity securities or interests of the Company or obligating the Company or any other Person to purchase or redeem any such equity interests or other securities, including the Securities. Interest Sellers are the owners and holders of all of the equity interests in the Company.

4.4 Investments and Subsidiaries. The Company does not, directly or indirectly, own, control or have any investment or other ownership interest in any Person. The Company has not agreed, contingently or otherwise, to share any profits, revenues, losses, costs or liabilities with, or to guaranty the obligations of, any other Person.

4.5 Financial Statements.

(a) Attached as Schedule 4.5 are true and complete copies of the Company’s 2020 Tax Returns (the “Financial Statements”). The Financial Statements have been derived from the Books and Records, and fairly reflect in all material respects the financial position of the Company as of the respective dates thereof and the results of operations and changes in members’ equity and cash flow for the periods then ended. There are no liabilities or obligations of the Company, whether accrued, absolute, contingent or otherwise, other than (a) the lease for the Magnolia property; or (b) those that are otherwise disclosed on Schedule 4.5.

(b) The Company maintains accurate Books and Records reflecting its assets and liabilities and maintains proper and adequate internal accounting and record-keeping controls that provide reasonable assurance that: (i) the Company maintains no off-the-book accounts; (ii) transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability; (iii) accounts, notes and other receivables are recorded accurately and do not include any amounts for which there is no contractual commitment to pay; (iv) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis; and (v) the Company maintains records in accordance with statutory records retention requirements.

4.6 Real Property.

(a) The Company has never owned any real property.

(b) The Magnolia Property is the only real property leased by the Company (the “Real Property”) and Buyer is purchasing the Magnolia Property in the Magnolia Transaction concurrently with the closing hereof.

(c) The Real Property comprises all of the real property used in the operation of the business by Company. To Carroll’s and Redeker’s Knowledge, except for normal wear and tear, all buildings and other improvements located on the Real Property (including all water, sewer, gas, electrical and HVAC systems servicing the same) are in good repair and operating condition and are suitable for the purposes for which they are used and, to Carroll’s and Redeker’s Knowledge, there are no facts or conditions affecting any of the Real Property that, in either case, individually or in the aggregate, interfere in any material respect with the use or occupancy of any of the Real Property or any portion thereof in the operation of the business of the Company as currently conducted thereon or as currently contemplated to be conducted.

(d) To Carroll and Redeker’s Knowledge, all buildings and other improvements located on the Real Property, and the use of the Real Property by the Company and all Persons claiming under the Company, comply in all material respects with all Laws relating to zoning, land use, or easements, covenants and restrictions applicable to the Real Property, and none of the Company, Carroll or Redeker has received written notice that there are any violations of such Laws.

4.7 Personal Property; Inventory. Schedule 4.7 lists all items of the VHC Assets, which are the only tangible personal property of the Company, as of the date hereof. The VHC Assets are located at the Magnolia Site. The Company has good and valid title to the VHC Assets, free and clear of all Liens, except for any Permitted Liens and other Liens held by VHC’s lenders which are the basis for the Holdback. The Company does not lease any personal property. The VHC Assets listed on Schedule 4.7 are hereinafter referred to as the “Personal Property”. Except as set forth on Schedule 4.7, all Personal Property owned by the Company is in the possession or under the control of the Company. To Carroll’s and Redeker’s Knowledge, the Personal Property is in good operating condition and repair, subject to normal wear and tear. The Company has no inventory.

4.8 Taxes.

(a) All Tax Returns required to be filed (taking into consideration extensions of time to file) by or with respect to the Company have been timely and properly filed, and all such Tax Returns are true, correct and complete in all material respects, were prepared in compliance with all applicable Laws, and accurately reflect the Taxes of the Company for the periods covered thereby. As of the time of filing, all such Tax Returns correctly reflected the facts regarding income, business, assets, operations or other matters of the Company or any other information required to be shown thereon. Complete copies of all such Tax Returns for which the statute of limitations has not yet expired have been made available to Buyer. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, consultant, independent contractor, shareholder or other third party. Except as set forth on Schedule 4.8(a), there are no extensions of time within which to file any Company Tax Return.

(b) All Taxes due (regardless if shown to be due on any Tax Return referred to in Section 4.8(a)) from the Company (or that could give rise to a Lien on the Securities) have been fully and timely paid. There are no levies, Liens, or other encumbrances relating to Taxes existing, threatened, or pending with respect to any asset of the Company.

(c) No issues have been raised (or are currently pending) by the Internal Revenue Service (“IRS”) or any other Taxing Authority in connection with any of the Tax Returns referred to in Section 4.8(a) and no waivers or extensions of statutes of limitations have been given or requested with respect to any such Tax Returns or with respect to any Taxes. No claim has been made by any Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company was, is, or may be subject to taxation by, or required to file a Tax Return in, that jurisdiction. There is no Tax deficiency or delinquency asserted or threatened against the Company and no audit or other Tax proceeding is pending or threatened by any Taxing Authority against the Company. There are no administrative procedures or Tax litigation against the Company. No adjustment relating to any Tax Return of the Company has been proposed by any Taxing Authority. The Company has not received any: (i) notice indicating an intent to open an audit or other Tax proceeding; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against the Company and the Company has not granted any waiver or extension to any Taxing Authority of the limitations period during which any Tax liability may be assessed or collected. The Company has not filed or entered into any written powers of attorney with respect to Taxes with any Taxing Authority.

(d) No Tax Returns of the Company have been examined or are currently under examination by the IRS or by other Taxing Authorities. All deficiencies asserted or assessments made as a result of such examinations have been fully paid, and there are no other unpaid deficiencies asserted or assessments made by any Taxing Authority against the Company.

(e) The Company has never been a party to Tax Agreements pursuant to which the Company would have any obligation to make payments after the Closing Date.

(f) The Company has never been a member of any affiliated group of corporations within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the “Code”) or of any group that has filed a combined, consolidated or unitary Tax Return. The Company has no Liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract or otherwise.

(g) The Company (and following the Closing, Buyer and its Affiliates) will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period, as a result of any (i) change in method of accounting for a Pre-Closing Tax Period under Section 481 of the Code (or any corresponding provision of state, local or foreign income Tax Law) in respect of the Company, (ii) Tax ruling or closing agreement entered into pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or foreign Tax Law), in either case that would be binding upon the Company after the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date by the Company, (iv) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date by the Company or (vi) election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Tax Law) in respect of the Company made with respect to any Pre-Closing Tax Period.

(h) The Company has never participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i) The Company has never been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) The Company has never commenced activities in any jurisdiction that will result in an initial filing of any Tax Return with respect to Taxes imposed by a Taxing Authority that it had not previously been required to file in the immediately preceding taxable year.

(k) At all times since its formation, the Company has been treated as a partnership for U.S. federal tax purposes and for state, local and foreign tax purposes. At all times since its formation, the Company has never held ownership interests in any subsidiary, partnership, joint venture, limited liability company or other entity, other than an entity which was treated at all times as a disregarded entity of the Company for U.S. federal tax purposes and for state, local and foreign tax purposes.

(l) the Company (i) is not, nor has it ever been, engaged in a business in any foreign country, (ii) has not, nor has it ever had, a permanent establishment in any foreign country, (iii) does not have an office or fixed place of business in any foreign jurisdiction, and (iv) is not subject to Tax in any foreign jurisdiction.

4.9 Litigation. There is no action, suit, arbitration or proceeding pending or threatened against, nor is there any investigation involving, (i) the Company or (ii) its business or assets, (iii) its managers, or (iv) its members in their capacities as such, before any court or Governmental Entity, or before an arbitrator of any kind (“Proceeding”), (b) there are no facts or circumstances currently in existence that could give rise to or be the basis of any Proceeding by or against the Company, (c) no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or actions pursuant to any other debtor relief laws or actions by any Governmental Entity having jurisdiction over the Company are pending or threatened against the Company, (d) there is not any unsatisfied judgment against the Company, in respect of its business or any of its assets, nor any judgment to which the Company or its assets is subject, and (e) the Company is not in default with respect to any Order.

4.10 Labor and Employment Matters. The Company does not have, nor has it ever had, any employees. The Company does not have, nor has it ever had, any independent contractor agreements.

4.11 Intellectual Property Rights; IT Systems; Privacy and Data Security.

(a) Schedule 4.11 sets forth a complete and accurate list of all Intellectual Property registered by or on behalf of the Company with the United States Patent and Trademark Office, the United States Copyright Office, and any foreign equivalent, all registered domain names of the Company, all social media user names and accounts, and all material unregistered Intellectual Property of the Company (collectively, the “Material Intellectual Property”). The Company is the sole and exclusive owners of all right, title and interest in and to, or have a valid license or right to use, (A) all Material Intellectual Property, (B) all other Intellectual Property (other than third-party Patents) and (C) to Carroll’s and Redeker’s Knowledge, all third-party Patents, in each case owned or used by the Company (collectively, with the Material Intellectual Property, the “Company Intellectual Property”), free and clear of all Liens, and without payment to any third party. The Company is not in violation of any license, sublicense or agreement with respect to any Company Intellectual Property, and the Company Intellectual Property shall be owned or available for use by Buyer or the Company (following Buyer’s acquisition thereof) on terms and conditions identical to those under which the Company owned or used the Company Intellectual Property immediately prior to the Closing Date. The Company is not (I) infringing upon, violating or misappropriating and has not infringed upon, violated or misappropriated the Intellectual Property rights of any third party, or (II) has not engaged in, directly or indirectly, unfair trade practices. All patent applications, trademark applications, service mark applications, and copyright applications that are listed in Schedule 4.11 are presently pending except as noted therein. The Company has no issued patents, trademark registrations and copyright registrations. The Company has not received any written notice (x) alleging any infringement, misappropriation, or violation of any third-party Intellectual Property right (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party) or (y) alleging unfair trade practices. To Carroll’s and Redeker’s Knowledge, no third party has violated, infringed upon, or misappropriated any Company Intellectual Property. There are no pending suits or claims or, to Carroll’s and Redeker’s Knowledge, threatened claims, against the Company alleging that any of the Company Intellectual Property infringes, misappropriates or conflicts with the rights of any third party.

(b) No trade secrets or any other confidential information of the Company has been authorized to be disclosed, or has been actually disclosed by the Company, Carroll or Redeker, to any Person other than pursuant to a written agreement restricting the disclosure and use of such trade secrets or any other confidential information by such Person. The Company has taken commercially reasonable measures to protect the confidentiality of all trade secrets and any other confidential information of the Company (and any confidential information owned by any Person to whom the Company has a confidentiality obligation). No present or former manager, member or founder has any right, title or interest, directly or indirectly, in whole or in part, in any Company Intellectual Property owned or used by the Company.

(c) The Company is not a party to any Intellectual Property Agreements.

(d) The Information Systems that are used or relied on by the Company in the conduct of its business are operational, fulfill the purposes for which they were acquired or developed, have, to Carroll’s and Redeker’s Knowledge security, back-ups and disaster recovery arrangements in place and hardware and Computer Software support and maintenance which are sufficient in all material respects for the current and anticipated future needs of such business. The Company has maintained in the ordinary course of business all required licenses and service contracts, including the purchase of a sufficient number of license seats for all Computer Software, with respect to the Information Systems. The Information Systems of the Company have not suffered any security breach or material failure within the past five (5) years.

(e) The Company does not, directly or indirectly, own, collect, process, store, hold, possess or otherwise control any Personal Information. The Company has not received a written complaint regarding the collection, use, processing, storage, security, transfer or disclosure of any Personal Information.

4.12 Contracts and Commitments. Other than as shown on Schedule 4.12, the Company is not a party to any contract, arrangement or commitment with any third party. Each such agreement is the legal, valid and binding obligation of the Company and, to Carroll’s and Redeker’s Knowledge, each other party thereto, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and by general equitable principles. Each such agreement is in full force and effect, and the Company is not and, to Carroll’s and Redeker’s Knowledge, no other party to any such agreement is, in breach or default under any such agreement. The Company has not provided or received any notice, written or otherwise, of any intention to terminate any such agreement or any claim for indemnification pursuant to the terms of any such agreement. No event or circumstance has occurred that, with notice or lapse of time or both, would (i) constitute an event of default under any such agreement, (ii) result in a termination thereof or (iii) cause or permit the acceleration of any material obligation, or the loss of any material benefit, of the Company thereunder. Complete and correct copies of each such agreement (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

4.13 Absence of Changes.

Since January 1, 2020, there has not been any event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.13, since January 1, 2020, the Company has operated only in the ordinary course of business and has not:

(a) issued, sold or otherwise disposed of any of its membership interests;

(b) effected any recapitalization, reclassification or change in its capitalization;

(c) declared or paid any dividends or distributions on or in respect of any of its membership interests or redeemed, purchased, or acquired any of its membership interests;

(d) had any Lien imposed upon any of its equity or had any Liens imposed upon any of its assets or properties;

(e) adopted any plan of merger, consolidation, reorganization, liquidation, or dissolution;

(f) incurred any Indebtedness other than unsecured current liabilities incurred in the ordinary course of business;

(g) sold, assigned, leased or transferred any of its tangible assets outside the ordinary course of business;

(h) sold, assigned, licensed-out or transferred-out any Intellectual Property Rights, except in the ordinary course of business;

(i) purchased, leased (other than the lease for the Magnolia Property), or acquired the right to own, use or lease any assets or property, except for purchases of supplies in the ordinary course of business;

(j) made any capital expenditure (or series of related capital expenditures) involving more than $5,000 outside the ordinary course of business;

(k) incurred any material damage, destruction or loss (whether or not covered by insurance) to its assets or properties;

(l) made any capital investment in, any loan to, or any acquisition (whether by merger, consolidation, purchase of a substantial portion of assets or securities, or any other manner) of, any other business or Person (or series of related capital investments, loans or acquisitions);

(m) filed a claim for refund or an amended Tax Return, surrendered any right to claim a Tax refund, settled any Tax Contest, entered into any closing agreement, extended any statute of limitations in respect of any Taxes, made or changed any Tax election, changed any annual Tax accounting period or adopted or changed any method of Tax accounting;

(n) made any change in its accounting methods, principles or practices for financial accounting; or

(o) agreed to do any of the foregoing.

4.14 Employee Benefit Plans. The Company does not have nor has it ever had any Liability with respect to “employee benefit plan” or agreement as defined in Section 3 of ERISA or any other employee plan or agreement sponsored or maintained by the Company or by any other entity required to be aggregated with the Company under Section 414(b), (c), (m), or (o) of the Code, including any bonus or other incentive compensation plans, equity or equity-based compensation plans, pension or deferred compensation arrangements, severance plans, medical insurance, and life insurance plans or programs.

4.15 Compliance with Laws; Regulatory Status.

(a) The Company is, and has been at all times, in compliance with all, and has not received any notice of any violation or delinquency with respect to any, applicable Laws and Orders.

(b) The Company has all federal, foreign, state, local and other governmental consents, licenses, permits, registrations, franchises and approvals (collectively “Authorizations”) that are necessary for the Company to conduct business as presently conducted. The Company is in compliance with all applicable Authorizations, all of which are in full force and effect. There is no suspension, cancellation or investigation of any such Authorization pending or, to Carroll’s or Redeker’s Knowledge, threatened.

4.16 Environmental Compliance. Except as set forth in Schedule 4.16:

(a) The Company is, and has at all times operated its business, in compliance with all Environmental Laws. Without limiting the generality of the foregoing, the Company is in possession of, and in compliance with, all Authorizations required under applicable Environmental Laws necessary to operate its business and all such Authorizations may be relied upon by Buyer for the lawful operation of the business on and after the Closing Date without transfer, reissuance or other governmental action. A list of all such Authorizations is set forth on Schedule 4.16(a).

(b) None of Interest Sellers, the Company, Carroll or Redeker have received any request for information, written notice, Order, Environmental Claim or demand from any Person alleging a violation of or liability under any Environmental Law, liability with respect to any Environmental Release of Hazardous Materials, or liability with respect to exposure to Hazardous Materials.

(c) There are no Environmental Claims pending or, to Carroll’s and Redeker’s Knowledge, threatened (i) against the Company or its business, (ii) against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of Law, or (iii) against any Real Property or Personal Property or operations currently or, to Carroll’s or Redeker’s Knowledge, formerly owned, leased, operated or managed, in whole or in part, by the Company or used in the conduct of its business.

(d) There are no circumstances that could reasonably form the basis for the assertion of any presently unasserted Environmental Claims, other than any such matter that has been resolved.

(e) There have been and are no Environmental Releases of Hazardous Materials on, at, or under any of the Real Property or real property formerly owned, leased or operated by the Company and there are no conditions, events or circumstances concerning any possible Environmental Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or increase the costs associated with the ownership, lease, operation, performance or use of the business.

(f) There is no asbestos, asbestos-containing materials or polychlorinated biphenyls contained in or forming part of any building, building component, structure or office space on or in the Real Property.

(g) Except as set forth on Schedule 4.16(g), the Company has not stored, treated, recycled or disposed or arranged for storage, treatment, recycling or disposal of Hazardous Materials at any site listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, listed on the CERCLA Information System, included on any similar list maintained by any Governmental Entity, or subject to current or contemplated environmental investigation or remediation activities by any Person. None of the Company, the Real Property or real property formerly owned, leased or operated by the Company are listed on, or has been proposed for listing on, the National Priorities List promulgated pursuant to CERCLA, listed on the CERCLA Information System, included on any similar list maintained by any Governmental Entity, or subject to current or contemplated environmental investigation or remediation activities by any Person.

(h) The Company has made available to Buyer all material documentation in the Company’s possession or control (or the Company’s respective agents’ or environmental consultants’ control) regarding Hazardous Materials or concerning compliance with Environmental Laws, including without limitation all Authorizations, reports, correspondence, notices, data, or information regarding environmental matters, environmental audits, studies, inspections, investigations and assessments (including without limitation, Phase I and Phase II environmental site assessments). Schedule 4.16(h) provides a list of all underground storage tanks located on or in the Real Property.

4.17 Transactions with Affiliates.

(a) The Company’s lease for the Magnolia Property is the only contract, arrangement or commitment (whether written or oral) between an Affiliate of the Company and the Company.

(b) Except for the Company’s lease for the Magnolia Property and Carroll’s membership interest in GES, none of the Company, Interest Sellers, Carroll or Redeker (i) own, directly or indirectly, any interest in (excepting not more than a one percent (1%) stock holding for investment purposes in securities of publicly held and traded companies) a competitor, lessor, lessee, customer or supplier of the Company, or (ii) own, directly or indirectly, in whole or in part, or have any interest in any tangible or intangible property that is used by the Company or the use of which is necessary for the business of the Company.

4.18 Insurance. The Company has no insurance.

4.19 Full Disclosure. No representation or warranty by the Company contained in this Agreement, no statement contained in any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement, and no statement contained in any other certificate or document, including the Financial Statements, furnished to Buyer by the Company prior to the Closing Date contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

4.20 Bank Accounts. Schedule 4.20 sets forth all bank, savings, deposit or custodial accounts and safe deposit boxes of the Company, including all authorized signatories thereof.

4.21 Brokers. No Person acting on behalf of the Company, or any of its Affiliates is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

4.22 Return of Information. Each other party that has received any confidential information relating to the Company in connection with the proposed sale of the equity of the Company has either returned all of such information or certified the destruction of such information in compliance with the provisions of written confidentiality agreements between the Company and such third parties.

4.23 Anti-Corruption; Anti-Money Laundering.

(a) Neither the Company nor any manager, agent, employee or Affiliate of the Company has (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(b) The operations of the Company have been conducted at all times in compliance with the requirements of applicable anti-money laundering Laws, including, but not limited to, the Bank Secrecy Act of 1970, as amended by the USA PATRIOT ACT of 2001, and the rules and regulations promulgated thereunder, and the anti-money laundering Laws of the various jurisdictions in which the Company conducts business, and no Proceeding with respect to any such anti-money laundering Laws is pending or, to each Carroll’s or Redeker’s Knowledge, threatened.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to each Seller that, as of the date hereof and as of the Closing Date:

5.1 Organization and Good Standing. Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2 Power and Authorization. Buyer has full legal right, power and authority to enter into and perform its obligations under this Agreement and under the other agreements and documents required to be delivered by it prior to or at the Closing. The execution, delivery and performance by Buyer of this Agreement and the other agreements and documents required to be delivered by it prior to or at the Closing have been duly authorized by all necessary limited liability company action. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws related to the enforceability of creditors’ right generally and general equitable principles. When executed and delivered as contemplated herein, each of the other agreements and documents required to be delivered by it prior to or at the Closing shall constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws related to the enforceability of creditors’ right generally and general equitable principles.

5.3 No Conflicts.

(a) The execution, delivery and performance of this Agreement and the other agreements and documents required to be delivered by Buyer prior to or at the Closing do not and will not (with or without the passage of time, the giving of notice, or both) violate or conflict with the operating agreement or other organizational documents of Buyer, or any Law binding upon Buyer.

(b) No permit, authorization, consent or approval of, or filing with or notification to, any Governmental Entity or any other Person is required in connection with the execution and delivery of this Agreement by Buyer or the consummation of the transactions contemplated herein. There are no judicial, administrative or other governmental actions, Proceedings or investigations pending or, to the actual knowledge of senior management of Buyer, threatened, that question any of the transactions contemplated by, or the validity of, this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, would reasonably be expected to have a material adverse effect upon the ability of Buyer to enter into or perform its obligations under this Agreement or any such other agreements or instruments contemplated herein. Buyer has not received any request from any Governmental Entity for information with respect to the transactions contemplated hereby.

5.4 Investment Representations.

(a) Buyer is acquiring the Securities for its own account for purposes of investment and not for the account of any other Person, not for resale to any other Person, and not with a view to or in connection with a sale or distribution of the Securities. Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment for the disposition of the Securities by Buyer.

(b) Buyer understands that (i) the Securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities Laws of any state or other jurisdiction, and (ii) the Securities may not be sold, transferred, or otherwise disposed of without registration under the Securities Act and under any applicable state’s or other jurisdiction’s respective securities Laws, or an exemption therefrom, and that without an effective registration statement covering the Securities or an available exemption from registration under the aforementioned securities Laws (including, without limitation, the Securities Act), the Securities must be held indefinitely.

5.5 Brokers. No Person acting on behalf of Buyer or any of its Affiliates or under the authority of any of the foregoing is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

SECTION 6. CLOSING AND CLOSING DELIVERIES

6.1 Closing; Closing Deliveries.

(a) Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) will take place on the date of this Agreement (the “Closing Date”) simultaneously with the execution of this Agreement and the exchange of deliveries contemplated hereby, and such other deliveries as the parties hereto may mutually agree, (in counterparts or otherwise) by electronic transmission. The transfers and deliveries described in this Section 6 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in Section 6 shall also have occurred or been waived in writing by the party entitled to waive the same. For purposes of allocation of expenses, adjustments, Tax and other financial effects of the transactions contemplated hereby, the Closing shall be deemed to have occurred at 11:59 p.m. Eastern Standard Time on the Closing Date. For all other purposes, including passage of title and risk of loss, the effective time shall be at the Closing. The parties hereto expressly acknowledge and agree that their intent is for the VHC Transaction to be treated as having occurred immediately prior to the Closing, such that all representations, warranties, and other provisions and terms of this Agreement pertaining to the Company assume that the Company has, at the time of Closing, already closed on the VHC Transaction and taken title to the assets subject to the VHC PSA.

(b) At the Closing, in addition to the other actions contemplated elsewhere herein, Sellers, as applicable, shall deliver, or cause to be delivered, to Buyer:

(i) Assignments of Membership Interest, in form and substance satisfactory to Buyer, duly executed by each Interest Seller, transferring the Securities to Buyer (the “Assignments of Membership Interests”) Membership Interest certificates representing the Securities, with duly executed stock powers attached in proper form for transfer;

(ii) the Books and Records;

(iii) payoff letters in a form satisfactory to Buyer for all Payoff Indebtedness (collectively, the “Payoff Letters”), which such Payoff Letters shall (I) have been provided to Buyer no less than two Business Days prior to the date hereof, (II) provide that, upon payment of a specified amount, all agreements, including pledges, mortgages and security interests evidencing such Payoff Indebtedness shall terminate, without any continuing liability of the Company or Asset Seller, as applicable, thereunder, and (III) include undertakings to provide appropriate evidence of such termination, cancellation or repayment (including UCC-3 termination statements) and release and reconvey to the Company or Asset Seller, as applicable, any collateral (including Intellectual Property) previously conveyed to the lenders of the Company or Asset Seller, as applicable, to secure repayment of such Payoff Indebtedness;

(iv) a closing statement, in form and substance satisfactory to Buyer, duly executed by Sellers (a draft of which shall have been provided to Buyer no less than two Business Days prior to the date hereof), setting forth (I) the Estimated Closing Indebtedness Amount, the Estimated Selling Expenses Amount, and Sellers’ calculation of the Purchase Price based on the foregoing estimates, and (II) a flow of funds memorandum setting forth the amounts to be paid, and the recipients of such payments, including all wire instructions, at the Closing (the “Closing Statement”);

(v) Written letters of resignation from each officer and manager of the Company requested by Buyer prior to Closing;

(vi) Evidence of all consents, waivers and approvals from, or notices to, any third parties and/or Governmental Entities set forth on Schedule 6.1(b)(vi);

(vii) A duly completed and executed certificate from each Seller, dated as of the Closing Date, in a form and substance acceptable to the Buyer, setting forth, pursuant to Treasury Regulation Section 1.1445-2(b), that such Seller is not a foreign person within the meaning of Section 1445 of the Code;

(viii) Evidence, satisfactory to Buyer, that all contracts, agreement and other documents listed on Schedule 6.1(b)(viii) have been terminated;

(ix) a signed certificate of the Company’s managers, and each Seller’s manager (or similar officer or representative) dated the Closing Date and certifying (i) that correct and complete copies of the Company’s organizational documents are attached thereto, (ii) that correct and complete copies of each resolution of each Seller and the Company’s managers and members approving the transaction documents and authorizing the execution thereof and the consummation of the transactions contemplated thereby are attached thereto, (iii) the incumbency and signatures of the persons authorized to execute and deliver the transaction documents on behalf of the Company and each Seller; and (iv) certificates of good standing, or equivalent in the relevant jurisdiction, dated not more than fifteen (15) days prior to the Closing, with respect to the Company and each Seller, issued by the Secretary of State of the State of the applicable state of organization/incorporation and by the Secretary of State of each jurisdiction in which the Company is qualified to do business as a foreign entity, as applicable;

(x) counterparts to the Employment Understandings, as defined below, duly executed by Carroll and Redeker; and

(xi) any other documents, certificates, receipts or instruments that Buyer may reasonably request or that are reasonably necessary to effectuate or evidence the transactions contemplated by this Agreement.

(c) At the Closing, in addition to the other actions contemplated elsewhere herein, Buyer shall deliver, or shall cause to be delivered, to the Sellers and/or other parties below, as applicable:

(i) an amount equal to the Estimated Purchase Price minus the Holdback Amount, in accordance with Section 1.4(d); and

(ii) employment offers and understandings with Carroll and with Redeker, in form and substance mutually acceptable to them and Buyer and duly executed by them and Buyer (collectively, the “Employment Understandings”).

SECTION 7. CERTAIN POST-CLOSING MATTERS

7.1 Use of Names. From and after the Closing, Sellers, Carroll, Redeker and each of their Affiliates shall cease using the names “NR-3, LLC”, “NR3 Nutrient Recovery” and all similar or derivative names.

7.2 Confidentiality. From and after the date hereof, each Seller, Carroll and Redeker hereby covenants and agrees that the terms of this Agreement and all information received pursuant to this Agreement shall be kept in strict confidence by each Seller, Carroll and Redeker and their respective Affiliates, and Sellers, Carroll, Redeker and such Affiliates shall not disclose any such information to any third party. Sellers, Carroll and Redeker agree that all information concerning the Company and its business that is not already generally available to the public shall, from and after the date hereof, be kept in strict confidence by each Seller, Carroll, Redeker and their respective Affiliates, and each Seller, Carroll and Redeker and their respective Affiliates shall not disclose any such information to any third party or use any such information, except for the benefit of Buyer and/or its Affiliates in connection with obligations performed with respect to the Employment Understandings. Such confidentiality shall be maintained to the same extent as Sellers, Carroll, Redeker and their respective Affiliates maintain their own confidential information and shall be maintained until such time, if any, as any such data or information either is, or becomes, published or a matter of public knowledge through no fault or omission on the part of a Seller, Carroll, Redeker or any of their Affiliates. Notwithstanding the foregoing, each Seller, Carroll and Redeker shall be permitted to make any such disclosure (i) to their advisors, attorneys or other representatives who legitimately need to know such information and who agree to keep such information confidential and are made aware of the obligations of confidentiality under this Agreement and (ii) to the extent requested by a Governmental Entity or required by applicable Law or legal process (in which case such Seller, Carroll or Redeker, as applicable, shall, to the extent reasonably practicable and legally permissible, provide Buyer with advance notice of such required or requested disclosure, shall use commercially reasonable efforts to resist such disclosure, and, at the request of Buyer, shall cooperate with Buyer, at Buyer’s sole cost and expense, to limit or prevent such disclosure).

7.3 Additional Tax Covenants.

(a) Straddle Periods. For purposes of this Section 7.3, any liability for Taxes attributable to a Straddle Period shall be apportioned between the portion of a Straddle Period ending on and including the Closing Date and the portion of such Straddle Period beginning on the day after the Closing Date (i) in the case of real and personal property Taxes, by apportioning such Taxes on a per diem basis and (ii) in the case of all other Taxes on the basis of a closing of the books as of the close of business on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a per diem basis.

(b) Tax Returns. Interest Sellers shall be responsible for preparing and filing all Tax Returns of the Company for Pre-Closing Tax Periods, including the final IRS Form 1065 for the period through and including the Closing Date. Interest Sellers shall provide copies of all such Tax Returns thirty (30) days before the due date, including extensions, to Buyer for Buyer’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. If an objection is raised by Buyer, Interest Sellers and Buyer shall attempt to resolve in good faith any such objection. If no such resolution is reached within fifteen (15) days after an objection is raised by Buyer, then the Accounting Firm shall be engaged by the parties and the process described in Section 1.6 shall be followed. Buyer shall be responsible for preparing and filing all Tax Returns of the Company for Straddle Periods. Buyer shall provide a copy to Interest Sellers of each such Tax Return reflecting a Tax liability in excess of $25,000 at least fifteen (15) days before the due date, including extensions, for each Interest Seller’s review and comment. Buyer, in its sole discretion, may accept or reject any comments received from Interest Sellers. Each Interest Seller shall pay such Interest Seller’s portion of the Tax liability for a Straddle Period to Buyer at least two (2) Business Days before the due date of payment of such Tax, and Buyer shall remit payment of the Tax liability to the Taxing Authority.

(c) Contests. Whenever any Taxing Authority sends a notice of any audit, initiates an examination of the Company, or otherwise asserts a claim, makes an assessment, or disputes the amount of Taxes (each, a “Tax Contest”) with respect to any:

(i) Pre-Closing Tax Period (excluding a Straddle Period), Buyer shall promptly inform Interest Sellers and Interest Sellers shall have the right to control any resulting Proceedings (at their own expense) and, subject to the immediately following sentence, to determine whether and when to settle any such Tax Contest; provided however, that (A) Interest Sellers shall keep Buyer apprised of all developments relating to any such Tax Contest and shall conduct the defense of any such Tax Contest diligently and in good faith and (B) Buyer shall have the right to participate in such Tax Contest at its own expense. Interest Sellers shall not settle, compromise and/or concede any portion of a Tax Contest if such settlement, compromise and/or concession would have an adverse impact on Buyer or the Company for any Post-Closing Tax Period, including a post-Closing Straddle Period, without the consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned. If, with respect to any Tax Contest, Interest Sellers fail diligently to defend or prosecute such Tax Contest to a final determination, then Buyer shall at any time thereafter have the right (but not the obligation) to defend or prosecute, at the sole cost, expense and risk of Interest Sellers, such Tax Contest. Buyer shall have full control of such defense or prosecution and such Proceedings, including any settlement or compromise thereof; or

(ii) Post-Closing Tax Period (including a Straddle Period), Buyer shall have the right to control any resulting Proceedings and, subject to the immediately following sentence, to determine whether and when to settle any such Tax Contest; provided, however, in the case of a Tax Contest that relates to a Straddle Period, Interest Sellers shall have the right to participate in such Tax Contest at their own expense. Buyer shall not settle, compromise and/or concede any portion of a Tax Contest if such settlement, compromise and/or concession would have an adverse impact on Interest Sellers for any Pre-Closing Tax Period, including a pre-Closing Straddle Period, without the consent of Interest Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Mutual Cooperation. Buyer and Interest Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and timely filing, and if necessary, join in the execution of, Tax Returns of the Company and any audit or other examination by any Taxing Authority, or any judicial or administrative Proceedings relating to liability for Taxes, and each will retain and provide the other with any records or information that may be relevant to such Tax Return, audit or examination, or Proceedings. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Interest Sellers and Buyer agree (i) to retain all Books and Records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Buyer or Interest Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such Books and Records and, if the other party so requests, the Buyer or Interest Sellers, as the case may be, shall allow the other party to take possession of such Books and Records. Buyer and Interest Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(e) Tax Agreements. All Tax Agreements shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder. Interest Sellers shall cause any and all powers of attorney with respect to Taxes or Tax Returns to which the Company is a party to be terminated as of the Closing.

(f) Refunds. All refunds or credits of Taxes (including interest actually received thereon from a Taxing Authority) for which Interest Sellers are responsible pursuant to Section 7.3(a) (other than to the extent such refund or credit results from the carryback of a Tax attribute of the Company relating to a Post-Closing Tax Period and other than any such refunds or credits reflected in the Purchase Price as finally determined) shall be for the account of Interest Sellers, and Buyer shall promptly pay, or cause to be promptly paid, such amount less out-of-pocket expenses incurred in connection with obtaining such refund or credit and less any Taxes incurred by Buyer, an Affiliate of Buyer or the Company in connection with the receipt of such refund, credit or interest. Buyer shall be entitled to all other refunds or credits of Taxes (including interest received thereon from a Taxing Authority) in respect of Taxes of the Company (including to the extent such refund or credit results from the carryback of a Tax attribute of the Company relating to a Post-Closing Tax Period or such refund or credit is reflected in the Purchase Price as finally determined), and Interest Sellers shall promptly pay such amounts to Buyer if such amounts are received by Interest Sellers or any Affiliate thereof (less out-of-pocket expenses incurred in connection with obtaining such refund or credit and less any Taxes incurred by Seller or an Affiliate of Seller in connection with the receipt of such refund, credit or interest).

(g) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, excise, recording, conveyance, value added and other similar Taxes and fees resulting from the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”), if any, shall be borne by Sellers. Subject to Section 7.3(b), the party responsible under applicable Law for the filing of any Tax Return or other documents with respect to any Transfer Tax shall prepare and file such Tax Return.

(h) Overlap. In the event of any conflict between the provisions of this Section 7.3 and the provisions of Section 8, the provisions of this Section 7.3 shall control.

7.4 Bank Accounts. At or prior to the Closing, Interest Sellers shall change, effective as of the Closing, the individuals authorized to draw on or having access to the bank, savings, deposit or custodial accounts and safe deposit boxes used in the Company’s business or maintained by the Company to the individuals designated in writing by Buyer.

7.5 Non-competition and Non-solicitation. The restrictive covenants contained in this Section 7.5 are made by Sellers, Carroll and Redeker (each a “Restricted Party” and collectively the “Restricted Parties”) and are necessary to protect the interests and rights being acquired by Buyer under this Agreement, as well as other legitimate business interests of Buyer and its Affiliates.

(a) From the Closing until the ten (10)-year anniversary thereof (the “Restricted Period”), without the written consent of Buyer, which may be granted or withheld by Buyer in its sole discretion, none of the Restricted Parties shall, directly or indirectly, solicit, hire or encourage to leave the employ of Buyer or its Affiliates any employees of Buyer or its Affiliates (including without limitation any employee of the Company).

(b) During the Restricted Period, without the written consent of Buyer, which may be granted or withheld by Buyer in its sole discretion, none of the Restricted Parties shall, individually or as an employee, contractor, agent or representative of any other Person, directly or indirectly, (i) engage in the Business in North America; or (ii) have an interest in any Person that engages directly or indirectly in the Business in the North America in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant. Notwithstanding the foregoing, any Restricted Party may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Restricted Party is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(c) Buyer and each Restricted Party recognizes that the Laws and public policies of various states and jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth in this Section 7.5. It is the intention of Buyer and each Restricted Party that the provisions of this Section 7.5 be enforced to the fullest extent permissible under the Laws and public policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or public policies) of any provisions of this Section 7.5 shall not render unenforceable, or impair, the remainder of the provisions of this Section 7.5. Accordingly, if any provision of this Section 7.5 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

(d) The parties hereto acknowledge and agree that any remedy at law for any breach of the provisions of this Section 7.5 would be inadequate, and each Restricted Party hereby consents to the granting by any court of competent jurisdiction of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

7.6 Off-Site Equipment. No later than fifteen (15) days following the Closing, Asset Seller shall deliver the equipment listed on Schedule 3.5(a) to the Magnolia Site at Asset Seller’s sole cost, expense and risk.

SECTION 8. INDEMNIFICATION

8.1 Indemnity.

(a) Each of Sellers, Carroll and Redeker, jointly and severally (if applicable), shall indemnify and hold harmless Buyer and its Affiliates (including the Company following the Closing), and their respective officers, directors, employees, stockholders, members or equity holders, representatives, agents, successors and assigns (the “Buyer Indemnitees”), from and against any Loss incurred by the Buyer Indemnitees resulting from, relating to, or arising out of: (i) any inaccuracy in, or breach of, any representation or warranty made by any Seller, Carroll or Redeker in this Agreement, including, without limitation, those contained in Sections 2, 3 and 4, but only to the extent such subject representation or warranty was made by such Seller, Carroll and/or Redeker; (ii) any breach of or failure to perform any covenant, agreement or obligation of any Seller, Carroll or Redeker contained in this Agreement, but only to the extent that such breach or failure to perform is the obligation of such Seller, Carroll and/or Redeker; (iii) any Excluded Liability (with regard to Redeker, ECR Seller and Asset Seller only); (iv) any claim by any Person alleging that such Person is entitled to a bonus or similar payment as a result of the transactions contemplated by this Agreement; (v) any claim by any Person alleging that such Person is entitled to a portion of the Purchase Price proceeds, (vi) any Liability for (I) unpaid Taxes of the Company (or, with regard to Redeker, ECR Seller and Asset Seller only, Asset Seller) during any Pre-Closing Tax Period (including any portion of a Straddle Period allocable or apportioned to such of the Company or Asset Seller), (II) Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or, with regard to Redeker, ECR Seller and Asset Seller only, Asset Seller) is or was a member on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury regulations or any analogous or similar Law or regulation, and (III) Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, rule, or regulation, which Taxes relate to an event or transaction occurring prior to the Closing, (vii) any Selling Expenses or Indebtedness of the Company (or, with regard to Redeker, ECR Seller and Asset Seller only, Asset Seller), to the extent not reflected in adjustments to the Purchase Price in accordance with Sections 1.4 or 1.5, (viii) the operation of the Business (or, with regard to Redeker, ECR Seller and Asset Seller only, the business of Asset Seller) prior to the Closing Date.

(b) Buyer shall indemnify and hold harmless each Seller and each Seller’s Affiliates, officers, directors, employees, stockholders, members or equity holders, representatives, agents, successors and assigns (the “Seller Indemnitees”) from and against any Loss incurred by the Seller Indemnitees resulting from (i) any misrepresentation or breach of any representation or warranty made by Buyer in this Agreement, or (ii) any breach of, or failure to perform, any covenant, agreement or obligation of Buyer contained in this Agreement.

(c) In the event that any indemnified party is or may be entitled to indemnification with respect to any Loss arising from a claim asserted by a third party (a “Third-Party Claim”), the indemnified party shall give the indemnifying party prompt notice thereof. Any failure or delay on the part of the indemnified party to give such notice shall not affect whether an indemnifying party is liable for reimbursement except and to the extent that the indemnifying party is prejudiced thereby. The indemnifying party shall be entitled at such party’s sole cost and expense and subject to the limitations set forth in this Section 8, to control, contest and defend such Third-Party Claim provided that the indemnifying party has accepted and assumed in writing the obligation to indemnify the indemnified party with respect to the Losses arising from or related to such Third-Party Claim. Notwithstanding anything to the contrary contained herein, the indemnifying party may not assume control of, and the indemnified party shall have the right at all times to take over and assume control of, the defense, settlement and negotiations relating to of the defense of a legal proceeding (A) involving criminal liability on the part of the indemnified party, (B) in which any relief other than monetary damages is sought against the indemnified party, (C) in which increased statutory, enhanced or treble damages are sought based on willful misconduct or fraud, (D) which has been brought by a Governmental Entity, (E) with respect to which an indemnified party in good faith reasonably determines that the conduct of the defense of any legal proceeding or any proposed settlement of any such legal proceeding by the indemnifying party could reasonably be expected to adversely affect in any respect the indemnified party’s Tax liability or the ability of the indemnified party to conduct its business in any material respect (including relationships with Governmental Entities, customers, suppliers, vendors or other Persons with whom the indemnified party conducts business) or (F) of which the indemnifying party does not so assume control, or diligently pursue, the defense. Notice of the intention to so contest and defend shall be given by the indemnifying party to the indemnified party within five (5) Business Days after the indemnified party’s notice of such Third-Party Claim. Such contest and defense shall be conducted by counsel chosen by the indemnifying party subject to the approval of the indemnified party, which approval shall not be unreasonably withheld. So long as the indemnifying party is conducting the defense of the Third-Party Claim in accordance with this Section 8.1(c), the indemnified party shall be entitled, at its own cost and expense (which expense shall not constitute a Loss unless counsel for the indemnified party advises in writing that there is a conflict of interest, and only to the extent that such expenses are reasonable), to participate in, but not control, such contest and defense and to be represented by attorneys of its or their own choosing reasonably acceptable to the indemnifying party, provided that the indemnified party will cooperate with the indemnifying party in the conduct of such defense. Neither the indemnified party nor the indemnifying party may concede, settle or compromise any Third-Party Claim without the consent of the other party, which consent will not be unreasonably withheld or delayed, except that the indemnifying party may settle a Third-Party Claim if (A) the indemnified party is not obligated to perform or to refrain from performing any act under such settlement, there is no encumbrance on any assets of the indemnified party and there is no injunctive or other non-monetary relief; (B) there is no finding or admission of any violation of any Law, violation of the rights of any Person by the indemnified party or any other liability of the indemnified party to any Person; and (C) the indemnified party receives, as a part of such settlement, a complete, general and unconditional release in form and substance reasonably satisfactory to the indemnified party. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the indemnifying party notifies the indemnified party in writing of the indemnifying party’s willingness to accept the settlement offer and pay the amount called for by such offer, and the indemnified party declines to accept such offer, the indemnified party may continue to contest such Third-Party Claim, free of participation by the indemnifying party, and the amount of any ultimate liability with respect to such Third-Party Claim that the indemnifying party has an obligation to pay hereunder shall be limited to the lesser of (x) the amount of the settlement offer that the indemnified party declined to accept or (y) the aggregate Losses of the indemnified party with respect to such Third-Party Claim.

(d) In the event any indemnified party has a claim against any indemnifying party that does not involve a Third-Party Claim, the indemnified party shall deliver a written notice describing such claim in reasonable detail to the indemnifying party promptly after the discovery of the basis for such claim. Upon receipt of any such notice, the indemnifying party shall notify the indemnified party as to whether the indemnifying party accepts liability for any Loss.

(e) For purposes of this Section 8, any “Material Adverse Effect”, materiality and similar qualifiers contained in or otherwise applicable to any representations and warranties set forth this Agreement shall be ignored for the purpose of determining whether there exists or has occurred any inaccuracy in or breach of such representation or warranty and for the purpose of calculating the amount of applicable Losses resulting from such inaccuracy or breach.

(f) The rights and remedies of any party in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts or circumstances upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations and warranties of Seller and Buyer’s rights to indemnification with respect thereto shall not be affected or deemed waived by reason of any investigation made by or on behalf of Buyer (including by any of its advisors, consultants or representatives) or by reason of the fact that Buyer or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

(g) After the Closing, the Buyer shall not be entitled to recover under Section 8.1(a)(i) for any Losses arising from or relating to a breach of representations and warranties of any of Sellers, Carroll or Redeker unless the aggregate Losses for all such breaches exceeds $25,000 (the “Basket”), in which event the Buyer may recover all Losses back to the first dollar. The Buyer shall not be entitled to recover under Section 8.1(a)(i) for aggregate Losses arising from or relating to a breach of representations and warranties of the Sellers, Carroll and Redeker of more than the Base Purchase Price (the “Cap”) for Losses arising from or relating to such breaches except to the extent that such Loss arises from or relates to (i) criminal activity, willful misconduct, fraud or intentional misrepresentation or (ii) Extended Representations or Fundamental Representations.

8.2 Survival. The representations, warranties, covenants, indemnification obligations and all other agreements of the parties set forth in this Agreement shall survive the Closing. No claim pursuant to Section 8.1(a)(i) or Section 8.1(b)(i) (except any such claim relating to any Extended Representation, Fundamental Representation, intentional misrepresentation or fraud) shall be made unless written notice pursuant to this Section 8 is delivered to the indemnifying party within eighteen (18) months of the Closing Date. Any claim pursuant to Section 8.1(a)(i) or Section 8.1(b)(i) with respect to inaccuracy in, or breach of, an Extended Representation may be made at any time prior to one hundred twenty (120) days after the expiration of the relevant statute of limitations. Any claim pursuant to Section 8.1(a)(i) or Section 8.1(b)(i) with respect to fraud, intentional misrepresentation or inaccuracy in, or breach of, a Fundamental Representation may be made at any time.

SECTION 9. REGISTERED INTELLECTUAL PROPERTY REPURCHASE OPTION

9.1 Repurchase Option of Registered Intellectual Property. If both of Carroll and Redeker, (i) within the Exercise Period (as defined below), voluntarily terminate their respective employment with Montauk Energy Holdings, LLC (“Montauk Energy”), or, (ii) within the Milestone Period, have such employment terminated by Montauk Energy either for Cause (as defined in the Employment Understandings) due to a failure to achieve the milestones set forth in Exhibit B to the Employment Understandings (a “Milestone Failure”) or other than for Cause, then Carroll and Redeker shall collectively have the right to exercise an option to repurchase (the “Repurchase Option”) the Registered Intellectual Property set forth on Schedule 9.1 (the “Repurchased IP”) from Buyer for a purchase price equal to the IP Purchase Price (as defined below), subject to the terms and conditions set forth herein. For the avoidance of doubt, (1) the Repurchase Option shall expire, and neither Carroll nor Redeker shall have any further right to exercise the Repurchase Option, at the expiration of the Milestone Period, (2) neither Carroll nor Redeker shall have any right to exercise the Repurchase Option in the event of a voluntary termination of their employment with Montauk Energy following the expiration of the Exercise Period, and (3) neither Carroll nor Redeker shall have any right to exercise the Repurchase Option in the event of a termination by Montauk Energy for Cause (other than for a Milestone Failure). Carroll and Redeker may exercise the Repurchase Option by, no later than thirty (30) days after the date that the later of them voluntarily terminates his employment with Montauk Energy within the Exercise Period or is terminated by Buyer for a Milestone Failure or other than for Cause within the Milestone Period (the “Repurchase Date”), delivering written notice to Buyer and having available for payment to

Buyer by wire transfer of immediately available funds to an account designated by Buyer, the applicable IP Purchase Price. Failure to timely exercise such Repurchase Option shall result in the forfeiture of such Repurchase Option. Notwithstanding anything herein to the contrary, Buyer shall retain (a) a perpetual, irrevocable, limited-use license for the Repurchased IP in its business, including for all currently built sites of Buyer or its Affiliates and all sites documented as under development by Buyer or its Affiliates as of the Repurchase Date, and (b) co-ownership of all Intellectual Property derived from or constituting improvements to the Repurchased IP developed during the Exercise Period and/or Milestone Period, as applicable. In the event that Carroll and Redeker timely exercise the Repurchase Option hereunder, then (I) the noncompetition restrictions set forth in Section 7.5 hereof and in Section 5.3 of the Employment Understandings shall thereafter only apply to currently built sites of Buyer or its Affiliates and all sites documented as under development by Buyer or its Affiliates as of the Repurchase Date, and (II) Buyer, Carroll and Redeker shall negotiate one or more agreements in good faith to effect the Repurchase Option in a manner consistent with this Section 9. “Exercise Period” means the period beginning on the Closing Date and ending on the 18-month anniversary of the Closing Date. “Milestone Period” means the period beginning on the Closing Date and ending on the date of the final milestone deadline described in the Employment Understandings. “IP Purchase Price” means either, (A) if the termination giving rise to the Repurchase Option is a termination for a Milestone Failure, an amount sufficient to reimbursement Buyer and its Affiliates for all costs and expenses incurred or invested with respect to the Repurchased IP, or, (B) in all other cases, the greater of (y) the portion of the Purchase Price allocated to the Repurchased IP pursuant to Section 1.8 after considerations given to GAAP through the termination and (z) the aggregate amount invested by Buyer and its Affiliates with respect to Registered IP, including, without limitation, all legal, engineering, and other professional service provider costs and expenses relating to the use, maintenance, protection, defense, enhancement, improvement and testing of the Registered IP and any derivatives thereof.

9.2 Split Termination. If either Carroll or Redeker’s employment with Montauk Energy is terminated for any reason while the other remains employed, then the Repurchase Option as described in Section 9.1 shall automatically cease to be the collective right of Carroll and Redeker and shall automatically become the individual right of the remaining employee, exercisable by such remaining employee as set forth in, and subject to, Section 9.1, mutatis mutandis, and the other individual (whose employment with Montauk Energy has been terminated) shall have no further rights with respect to the Repurchase Option.

9.3 Buyer Right of First Refusal. If, after Carroll and/or Redeker (as applicable) exercise the Repurchase Option, they receive, directly or indirectly, a bona-fide offer from any Person to purchase, directly or indirectly, the Repurchased IP, then they must first offer to sell the Repurchased IP, upon the same price, terms and conditions of the bona fide offer, to Buyer by providing written notice of the offer to Buyer (the “Offer Notice”). Buyer shall have the right (the “Right of First Refusal”), exercisable by providing written notice to Carroll and Redeker no later than thirty (30) calendar days after the date Buyer received the Offer Notice (the “Acceptance Notice“), to elect to purchase the Repurchased IP on the terms set forth in the Offer Notice. If Buyer timely delivers an Acceptance Notice, then Buyer, Carroll and/or Redeker (as applicable) shall negotiate one or more agreements in good faith to effect Buyer’s purchase of the Repurchased IP, and shall work diligently to close on such purchase promptly. If Buyer does not timely deliver an Acceptance Notice, then Carroll and/or Redeker (as applicable) may sell the Repurchased IP to the Person(s) who made the initial offer on the terms set forth in the Offer Notice; provided, however, that if Carroll, Redeker and/or such Person(s) (as applicable) agree to deviate from the terms set forth in the Offer Notice, then Carroll and/or Redeker (as applicable) shall be required to resubmit such modified terms to Buyer through a new Offer Notice that will be subject to the Right of First Refusal process set forth above. Notwithstanding anything herein to the contrary, if Buyer does not elect to exercise its Right of First Refusal hereunder, then Buyer shall be entitled to 50% of any sale proceeds received with respect to the underlying transaction, less the amount of the IP Purchase Price paid in connection with Carroll and/or Redeker’s exercise of the Repurchase Option. Buyer’s Right of First Refusal shall expire on the ten (10)-year anniversary of the Repurchase Date.

9.4 Restricted Period. From the Repurchase Date until the eighteen (18)-month anniversary thereof, without the written consent of Buyer, which may be granted or withheld by Buyer in its sole discretion, none of the Restricted Parties shall, directly or indirectly, solicit, initiate or encourage the submission of proposals or offers relating to, participate in an discussions or negotiations with any Person relating to, furnish to any Person any information with respect to, or take any other action to facility or cooperate in any way with the making of any proposal that constitutes, or may reasonably be expected to lead to a direct or indirect acquisition of the Repurchased IP by any person engaged in the Business in competition with Buyer or its Affiliates.

SECTION 10. DEFINITIONS

10.1 Defined Terms. Whenever used in this Agreement, the following terms and phrases shall have the following respective meanings:

“Affiliate” shall mean, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, (iii) each of such Person’s officers, directors, joint venturers and partners and (iv) each member of the immediate family of any Person that is a natural person. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, unless otherwise specified herein, the Company shall be deemed an Affiliate of Seller (and vice versa) prior to and at the Closing, and the Company shall be deemed an Affiliate of Buyer (and vice versa) after the Closing.

“Books and Records” means originals or copies of all books and records, documents, data and information (in each case, in whatever form maintained) in the possession or control of Seller, the Company or any of their respective Affiliates that pertain or relate to the assets, liabilities, properties, business, conduct and operations of the Company, including without limitation all Authorizations, corporate and stock record books, statutory filings required under applicable Law, administrative records, sales records, financial records, Tax records, compliance records, litigation files and personnel records.

“Business Day” means any day other than Saturday, Sunday or any other day on which banks in Pittsburgh, Pennsylvania are authorized or required by applicable Law to close.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing Indebtedness Amount” means the aggregate amount of Indebtedness of the Company and Asset Seller as of the Closing, determined in accordance with GAAP.

“Closing Selling Expenses Amount” means the aggregate amount of the Selling Expenses as of the Closing, determined in accordance with GAAP.

“Computer Software” means software, firmware, middleware and computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, executable or binary code.

“Environment” means ambient air, soil, surface water, sediment, ground water, wetlands, land or subsurface strata, wildlife, plants or other natural resources.

“Environmental Claim” means any and all actions, suits, request for information, Orders, demands, settlements, judgments, directives, claims, liens, investigations, proceedings or notices of compliance or violation by any Person or Governmental Entity alleging potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, contribution, indemnification, cost recovery, compensation or injunctive relief natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, exposure to or Environmental Release or threatened Environmental Release of Hazardous Materials; or (b) any violation or alleged violation of Environmental Law, or other liability arising under any Environmental Law.

“Environmental Laws” mean all federal, state, provincial, territorial or local Laws relating to pollution, or the regulation or protection of health or safety of Persons or the Environment, including without limitation, Laws relating to Environmental Releases, to the manufacture, exposure to, processing, distribution, use, treatment, storage, disposal, transport, recycling or handling of Hazardous Materials and to the protection of environmentally sensitive areas.

“Environmental Releases” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, abandonment, disposing or allowing to escape or migrate into or through the Environment and any condition that results in the exposure of a Person to a Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and the regulations and rules issued pursuant to that act or to any successor law.

“Extended Representations” means the representations and warranties contained in Sections 3.6 and 4.8 (Taxes), Section 4.11 (Intellectual Property Rights; IT Systems; Privacy and Data Security, Sections 3.18 and 4.14 (Employee Benefit Plans) and Section 3.10 and Section 4.16 (Environmental Compliance).

“Fundamental Representations” means the representations and warranties contained in Section 2.1 (Corporate), Section 2.2 (No Conflicts), Section 2.3 (Ownership of Securities), Sections 3.1 and 4.1 (Organization and Good Standing), Sections 3.2 and 4.2 (No Conflicts), Section 4.3 (Capitalization), Sections 3.3 and 4.4 (Investments and Subsidiaries) and Sections 3.14 and 4.20 (Brokers).

“GAAP” means generally accepted accounting principles in the United States as in effect on the date hereof, applied consistently with past practices.

“Governmental Entity” means any domestic, foreign or multi-national federal, state, provincial, regional, municipal or local governmental or administrative authority, including any court, tribunal, agency, bureau, committee, board, regulatory body, administration, commission or instrumentality constituted or appointed by any such authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws and (b) any petroleum or petroleum-derived products, radon, mold, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, and per- or polyfluoroalkyl substances.

“Indebtedness” means the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment fees, make-whole premiums or other similar fees or premiums payable as a result of the consummation of the transactions contemplated by this Agreement) arising under, and any obligations of the Company consisting of, without duplication: (i) indebtedness representing borrowed money, including all liabilities generally regarded as indebtedness representing borrowed money in accordance with GAAP; (ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt security; (iii) obligations under capitalized leases with respect to which the Company is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations the Company assures a creditor against loss; (iv) indebtedness secured by an Lien on the Company’s assets or properties; (v) obligations under any performance bond or letter of credit; (vi) obligations under conditional sale or other title retention agreements, (vii) obligations issued or assumed as the deferred or contingent purchase price of property or services; (viii) amounts paid by customers for future services to be provided; and (ix) guarantees with respect to any indebtedness, obligation or liability of any other Person of a type described in clauses (i) through (viii) above; provided, that Indebtedness shall not include (x) current accounts payable to trade creditors or other Persons and (y) outstanding checks and other negotiable instruments. For the avoidance of doubt, Indebtedness includes the purchase price payable to VHC pursuant to the VHC PSA.

“Information Systems” means Computer Software, hardware, computer systems, telecommunications equipment and systems, and Internet and intranet sites.

“Intellectual Property” means all worldwide rights arising under: (a) Patents, including all continuations, divisionals, continuations-in-part, provisionals, reissues, renewals, reexaminations, substitutions, additions, and extensions thereof, utility models and industrial design rights and applications and registrations therefor, inventions and invention disclosures (whether or not patentable and whether or not reduced to practice) and improvements thereto as well as the rights to file for and to claim priority to any such rights; (b) trademarks, service marks, certification marks, trade names, slogans, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill symbolized by any of the foregoing, and all applications, registrations, renewals and extensions thereof; (c) all Internet domain names and registrations and social media accounts; (d) copyrights (including copyrights in computer software programs and moral rights), works of authorship, translations, design rights, databases, mask works, and all registrations, applications, renewals, extensions and reversions thereof; (e) Computer Software (including source code), programs and databases in any form, including all versions, updates, releases, corrections, enhancements, replacements, modifications and derivative works thereof and all documentation related thereto; (f) all confidential and proprietary information, including know-how and trade secret rights, technologies, techniques, processes, discoveries, concepts, ideas, research and development, formulae, patterns, inventions, algorithms, compilations, compositions, manufacturing and production processes, programs, devices, methods, technical data, procedures, designs, recordings, graphs, drawings, reports, analyses, specifications, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals; and (g) any rights recognized under applicable law that are equivalent or similar to any of the foregoing.

“Intellectual Property Agreements” means all licenses, sublicenses, covenants not to sue, development agreements, reseller agreements, distribution agreements, settlement agreements, consent-to-use or standstill agreements, source code escrow agreements, outsourcing agreements, standalone indemnification agreements or other written agreements under which the Company’s or Asset Seller’s ownership of or right to use any Company Intellectual Property arose or pursuant to which any Company or Asset Seller licenses, sublicenses or otherwise distributes or permits the use of any of such Company Intellectual Property to or by any third party, or that would otherwise relate to Company Intellectual Property.

“Inventory” means all inventory, finished goods, raw materials, work in progress, packaging, equipment, parts, supplies and other inventories held for sale or use in the Company’s or Asset Seller’s business.

“Knowledge” means, with respect to a Person in relation to a particular matter, the actual knowledge of such Person regarding such matter and the knowledge that such person would have after reasonable due inquiry.

“Law” means any law, statute, regulation, license, certificate, Order, common law, award or other decision or requirement of any arbitrator, court, government or governmental agency or instrumentality (domestic or foreign).

“Liabilities” means any liability, indebtedness, guaranty, endorsement, claim, loss, damage, judgment, deficiency, cost, expense, assessment, fee, interest payment, penalty, disbursement, obligation or responsibility, whether known or unknown, asserted or unasserted, due or to become due, obsolete, accrued, absolute, fixed, secured or unsecured, determined or undeterminable.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other laws, which secures the payment of a debt (including, without limitation, any Tax) or the performance of an obligation.

“Loss” or “Losses” means all damages, losses, Liabilities, deficiencies, actions, judgments, interest, awards fines, penalties, costs and expenses of whatever kind (including settlement costs, court costs and any reasonable legal expenses incurred in connection with defending any actions).

“Material Adverse Effect” means any change, event, occurrence, condition, circumstance, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on (a) the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company or Asset Seller, or (b) the ability of Sellers to perform each their obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that none of the following will be deemed to constitute, and none of the following will be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (i) events affecting the economy of the United States or the global economy generally, (ii) changes in conditions in the industries in which the Company or Asset Seller conducts business, and (iii) changes in Laws or in the authoritative interpretations thereof or in regulatory guidance related thereto, except in the case of the foregoing clauses (i), (ii) and (iii), to the extent such events or changes have a disproportionate adverse effect on the Company or Asset Seller, as compared to any other Person engaged in the same business.

“Order” means any judgment, award, determination, order, writ, injunction or decree of any court or federal, state, municipal or governmental department or any commission, board, bureau, agency, instrumentality, administrator or arbitrator.

“Patents” means all patents and patent applications, and any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations (including industrial design registrations and applications), confirmations, design rights, reexaminations, extensions, supplementary protection certificates, investors’ certificates, any provisional applications and any foreign or international equivalent of any of the foregoing.

“Permitted Liens” means (a) Liens for current taxes, assessments and governmental charges and levies that may be paid without penalty, interest or other additional charge or that are being contested in good faith by appropriate proceedings and are not material in amount or value in relation to the value of the associated property and for which adequate reserves are reflected on the Financial Statements or on the books of account of the Company or Asset Seller; and (b) materialmen’s, mechanics’, carriers’, warehousemen’s, landlords’, workmen’s, repairmen’s, or other like Liens arising in the ordinary course of business for which payment is not overdue.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a business or other trust, a joint venture, any other business entity or an unincorporated organization.

“Personal Information” means such term or like terms set forth in any Privacy Law that describes, covers or defines data that identifies or can be used to identify individuals either alone or in combination with other information which is in the possession of, or is likely to come into the possession of, the Company or Asset Seller, including a combination of an individual’s name, address or phone number with any such individual’s username and password, social security number or other government-issued number, financial account number, date of birth, email address, any information that can be used to contact someone or serve them with information (including identifiers used to engage in interest based advertising) or other personally identifiable information.

“Post-Closing Tax Period” means a taxable period beginning after the Closing Date and the portion of a Straddle Period beginning on the day following the Closing Date.

“Pre-Closing Tax Period” means a taxable period ending on or before the Closing Date and the portion of a Straddle Period ending on the Closing Date.

“Privacy Laws” shall mean (a) any Laws governing privacy, security, data use, data protection and destruction, data breach notification or data transfer issues and (b) the payment card industry data security standards applicable to the business of the Company or Asset Seller.

“Selling Expenses” means any fees or expenses due by any Seller or the Company to any Person arising as a result of the transactions contemplated hereby, including (i) accounting fees, legal fees, brokers fees and any other fees or expenses, and (ii) unpaid change in control, phantom equity, severance payment or other similar obligations of the Company or Asset Seller, including, without limitation, under any agreement with any employee, director, officer, consultant or customer of the Company or Asset Seller, that provides for any payment arising from the transactions contemplated by this Agreement.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Tax” or “Taxes” means (i) any or all federal, state, local, foreign or provincial taxes of any kind, charges, fees, customs, duties, imposts and levies, including, without limitation, all net income, gross income, gross receipts, commercial activities, ad valorem, value added, transfer, gains, franchise, profits, inventory, net worth, intangible, capital stock, assets, sales, use, license, escheat, unclaimed property, estimated, withholding, payroll, premium, capital employment, social security, workers compensation, unemployment, excise, severance, stamp, occupation and property taxes, together with any interest and penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity responsible for the imposition of any such Tax (a “Taxing Authority”); (ii) any liability for the payment of any amount of a type described in clause (i) arising under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of federal, state, local or foreign Law) or as a result of being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of a type described in clauses (i) or (ii) as a transferee or successor, by contract or otherwise.

“Tax Return” means any return (including any information return), report, declaration, statement, extension, notice, form or other documents or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax (including all filings with respect to employment-related Taxes).

“Treasury Regulations” means final and temporary regulations promulgated under the Code.

10.2 Terms Defined Elsewhere. Capitalized terms not defined in this Section 10 are defined elsewhere in this Agreement.

SECTION 11. MISCELLANEOUS

11.1 Construction. Within this Agreement and all other documents required to consummate the transactions contemplated herein, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement or such other documents shall require. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

11.2 Further Assurances. Each party hereto shall use its commercially reasonable efforts to comply with all requirements imposed hereby on such party and to cause the transactions contemplated herein to be consummated as contemplated herein and shall, from time to time and without further consideration, either before or after the Closing, execute such further instruments and take such other actions as any other party hereto shall reasonably request in order to fulfill its obligations under this Agreement and to effectuate the purposes of this Agreement.

11.3 Costs and Expenses. Except as otherwise expressly provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereunder. The parties acknowledge that Buyer has agreed to reimburse Sellers for their actual, out-of-pocket legal fees, provided that such reimbursement obligation shall be capped at an aggregate amount equal to $25,000.00; however, Sellers may request an increase of reimbursement for legal fees if approved, relevant legal costs exceed $25,000 and Buyer shall not unreasonably withhold consent to such reasonable reimbursement increase request.

11.4 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail of a .pdf document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.4):

To Buyer:

Montauk Swine Ag, LLC

680 Andersen Drive

Foster Plaza 10, 5th FL,

Pittsburgh, PA 15220

Attention: John Ciroli

With copies to (which copies shall not constitute notice):

Eckert Seamans Cherin & Mellott, LLC

600 Grant Street, 44th Floor

Pittsburgh, PA 15219

Attn: John McCague

E-mail address: [***]

To Interest Sellers:

Joseph P. Carroll, Jr.

[***]

[***]

Email: [***]

J.P. Carroll & Co. LLC

3150 N. Elm St., Suite 206

Greensboro, NC 27408

Attn: Joseph P. Carroll, Jr.

Email: [***]

Martin A. Redeker or Eagle Creek Ranch, LLC

[***]

[***]

Email: [***]

With copies to (which copies shall not constitute notice):

Ragsdale Liggett PLLC

Post Office Box 31507

2840 Plaza Place, Suite 400

Raleigh, North Carolina 27612

Attn: David K. Liggett

Email: [***]

To Asset Seller:

NR3 Nutrient Recovery, LLC

[***]

[***]

Attn: Martin A. Redeker

Email: [***]

With copies to (which copies shall not constitute notice):

Ragsdale Liggett PLLC

Post Office Box 31507

2840 Plaza Place, Suite 400

Raleigh, North Carolina 27612

Attn: David K. Liggett

Email: [***]

11.5 Assignment and Benefit.

(a) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its or his rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, this Agreement may be assigned by Buyer to an Affiliate without the consent of the other parties hereto, and Buyer may collaterally assign its rights under this Agreement or any other agreement contemplated hereunder to any of Buyer’s lenders.

(b) Except as provided in Section 7, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.6 Amendment, Modification and Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.7 Governing Law; Consent to Jurisdiction. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania (and United States federal Law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of law. Each party to this Agreement, by its execution hereof, hereby (a) irrevocably submits to the exclusive jurisdiction of the state courts or the federal courts located in the Allegheny County, Pennsylvania for the purpose of any and all actions, suits or Proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof, (b) waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of forum non conveniens or otherwise. Each party hereby (i) consents to service of process in any such action in any manner permitted by Pennsylvania Law; (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.4 hereof, will constitute good and valid service of process in any such action; and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

11.8 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.9 Section Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement.

11.10 Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

11.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

11.12 Entire Agreement. This Agreement, together with the agreements, exhibits, schedules and certificates referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the purchase and sale of the Securities and supersede all prior agreements and understandings. The submission of a draft of this Agreement or portions or summaries thereof does not constitute an offer to purchase or sell the Securities, it being understood and agreed that neither Buyer nor Seller shall be legally obligated with respect to such a purchase or sale or to any other terms or conditions set forth in such draft or portion or summary unless and until this Agreement has been duly executed and delivered by all parties.

11.13 Release. In consideration of the portion of the Purchase Price to be received by Interest Sellers for the Securities owned by Interest Sellers, each Interest Seller, on behalf of itself and its Affiliates (collectively, the “Releasors”), hereby forever fully and irrevocably releases and discharges the Company, Buyer and each of their respective subsidiaries, Affiliates, directors, officers, employees, agents, shareholders, members or equity holders, and representatives (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, promises, losses, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses) which the Releasors can, shall or may have against the Released Parties related to or arising from any relationship Interest Sellers currently have or may have had with any of the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated and that now exist or may hereafter accrue based on matters now unknown as well as known at any time prior to the Closing (collectively, the “Released Claims”), other than claims for indemnification arising under Section 8 hereof. The Releasors hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Released Party based upon any Released Claim.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement, all as of the date first above written.

BUYER:

MONTAUK SWINE AG, LLC

By:	/s/ Sean F. McClain
Name:	Sean F. McClain
Title:	Chief Executive Officer

INTEREST SELLERS:

J.P. CARROLL & CO., LLC

By:	/s/ Joseph P. Carroll, Jr.
Joseph P. Carroll, Jr., Manager

EAGLE CREEK RANCH, L.LC.

By:	/s/ Martin A. Redeker
Martin A. Redeker, Manager

ASSET SELLER:

NR3 NUTRIENT RECOVERY, LLC

By:	/s/ Martin A. Redeker
Martin A. Redeker, Manager

/s/ Joseph P. Carroll, Jr.
Joseph P. Carroll, Jr.

/s/ Martin A. Redeker
Martin A. Redeker

Schedule 1.1 Purchased Assets

Schedule 1.4(a) Payoff Indebtedness

Schedule 1.8 Allocation of Purchase Price

Schedule 2.2(b) Consents and Approvals

Schedule 2.3 Ownership of Securities in the Company

Schedule 3.1 Jurisdictions Where Assets Seller is Qualified to do Business

Schedule 3.5(a) Equipment Not Located at the Magnolia Property

Schedule 3.6(a) Asset Seller Tax Returns Extensions of time to file any Asset Seller Tax Return

Schedule 3.7 Litigation

Schedule 3.10 Contracts and Commitments

Schedule 3.13 Environmental Compliance

Schedule 3.15 Insurance Policies

Schedule 4.1 Jurisdictions Where the Company is Qualified to do Business

Schedule 4.5 2020 Tax Returns

Schedule 4.7 Company Personal Property; Inventory

Schedule 4.8(a) Company Tax Extensions

Schedule 4.11 Company Intellectual Property; IT Systems; Privacy and Data Security

Schedule 4.12 Company Contracts & Commitments

Schedule 4.13 Absence of Changes

Schedule 4.16 Company Environmental Compliance

Schedule 4.20 Company Bank Accounts

Schedule 6.1(b)(vi) Required Company Third Party or Governmental Entity Consents, Waivers, Approvals, Notices

Schedule 6.1(b)(viii) Company Terminated Contracts/Agreements Satisfactory to Buyer

Schedule 9.1 Company Registered Intellectual Property